UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

SEMPRA ENERGY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐    Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

Reg.  (S)  240.14a-101.

SEC  1913  (3-99)

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

SEMPRA ENERGY

101 Ash Street

San Diego, California 92101-3017

(877) 736-7727

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time and Date	10:00 a.m., local time, on Friday, May 13, 2011.

Place	The Balboa Bay Club & Resort, 1221 West Coast Highway, Newport Beach, California.

Items of Business	(1)

Elect directors for a one-year term. The director nominees, all of whom are currently directors, are: Alan L. Boeckmann, James G. Brocksmith Jr., Donald E. Felsinger, Wilford D. Godbold Jr., William D. Jones, William G. Ouchi, Carlos Ruiz, William C. Rusnack, William P. Rutledge, Lynn Schenk, Neal E. Schmale and Luis M. Téllez.

(2)	Ratify independent registered public accounting firm.

(3)	Advisory vote on executive compensation.

(4)	Advisory vote on the frequency of advisory votes on executive compensation.

(5)	Vote on three shareholder proposals, if properly presented at the meeting.

(6)	Consider other matters that may properly come before the meeting.

Adjournments and Postponements	The items of business to be considered at the Annual Meeting may be considered at the meeting or at any adjournment or postponement of the meeting.

Record Date	You are entitled to vote only if you were a Sempra Energy shareholder at the close of business on March 16, 2011.

Meeting Admission	You are entitled to attend the Annual Meeting only if you were a Sempra Energy shareholder at the close of business on March 16, 2011 or you hold a valid proxy to vote at the meeting. You should be prepared to present photo identification to be admitted to the meeting.

If you are a shareholder of record or hold shares through our Direct Stock Purchase Plan or Employee Savings Plans, an admission ticket is included as part of your notice of Internet availability of proxy materials or proxy card. If you plan to attend the meeting, please bring the admission ticket with you. If you do not bring the admission ticket, your name must be verified against our list of registered shareholders and plan participants.

If your shares are not registered in your name but are held in “street name” through a bank, broker or other nominee, you must provide proof of beneficial ownership at the record date such as your most recent account statement prior to March 16, 2011, a copy of the voting instruction card provided by your nominee, or other similar evidence of share ownership.

The meeting will begin promptly at 10:00 a.m., local time. Check-in will begin at 9:00 a.m. and you should allow ample time for check-in procedures.

Voting	Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and promptly vote your shares. You may vote by completing, signing and dating the enclosed proxy or voting instruction card and returning it in the enclosed envelope, or by telephone or the Internet. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers — How You Can Vote” beginning on page 4 and to the instructions on your proxy or voting instruction card.

This Notice of Annual Meeting and Proxy Statement, the accompanying form of proxy or voting instruction card and our Annual Report to Shareholders are being provided to shareholders beginning March 29, 2011. You can also view these documents on the Internet at www.amstock.com/ProxyServices/Sempra.

Randall L. Clark

Corporate Secretary

QUESTIONS AND ANSWERS

Proxy Materials

1.	Why am I receiving these materials?

Our Board of Directors is making these materials available to you over the Internet or by delivering paper copies to you by mail in connection with Sempra Energy’s Annual Meeting of Shareholders to be held on Friday, May 13, 2011. As a shareholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide under Securities and Exchange Commission rules and is designed to assist you in voting your shares.

2.	What is included in the proxy materials?

The proxy materials include:

•	Our Notice of Annual Meeting of Shareholders;

•	Our proxy statement for the Annual Meeting of Shareholders; and

•	Our 2010 Annual Report to Shareholders.

If you received a paper copy of these materials by mail, the proxy materials also include a proxy or voting instruction card.

3.	What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our Board of Directors and board committees, the compensation of our directors and certain executive officers and other required information.

4.	Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the materials?

We furnish proxy materials over the Internet to shareholders who have not requested a paper copy. To conserve paper and reduce costs, we mail a notice about the Internet availability of the proxy materials.

All shareholders receiving the notice may access the proxy materials over the Internet and request a paper copy by mail or an electronic copy by e-mail. The notice contains instructions on how to do so. It also contains instructions on how you may request proxy materials by mail or e-mail on an ongoing basis.

5.	Why didn’t I receive a notice in the mail about the Internet availability of the proxy materials?

We are providing some of our shareholders, including those who previously have requested paper copies, with a paper copy of the proxy materials instead of a notice about the Internet availability of the proxy materials.

In addition, we are providing notice of the availability of the proxy materials by e-mail to our shareholders who previously have elected electronic delivery. The e-mail contains a link to the website where the proxy materials are available and a link to the proxy voting website.

6.	How can I access the proxy materials over the Internet?

Your notice about the Internet availability of the proxy materials, proxy card or voting instruction card contains instructions on how to view our proxy materials on the Internet.

7.	How may I obtain a paper copy of the proxy materials?

Shareholders receiving a notice in the mail about the Internet availability of the proxy materials will find instructions about how to obtain a paper copy of the materials as part of the notice. Shareholders receiving notice of the availability of the proxy materials by e-mail will find instructions about how to obtain a paper copy of the materials as part of the e-mail. All shareholders who do not receive a notice or an e-mail will receive a paper copy of the proxy materials by mail.

To request that you receive paper copies of future proxy materials, please access www.voteproxy.com on the Internet. Click on Request Paper Copies of Materials, then click on Sempra Energy. You will see an option to elect to receive paper copies each year. You also may request to receive paper copies of future proxy materials by calling (888) 776-9962 from the United States and Canada or +1 (718) 921-8562 from other countries, or by e-mailing info@amstock.com.

8.	I share an address with another shareholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy?

If you share an address with another shareholder, you may receive only one set of proxy materials unless you have provided contrary instructions. If you wish to receive a separate set of the materials now, please request the additional copy by contacting our proxy solicitor, Morrow & Co., at:

(800) 607-0088 (U.S. and Canada)

+1 (203) 658-9400 (International)

sempra.info@morrowco.com

A separate set of the materials will be sent promptly following receipt of your request.

If you are a shareholder of record and wish to receive a separate set of proxy materials in the future, please call our transfer agent, American Stock Transfer & Trust Company, at:

(877) 773-6772 (U.S. and Canada)

+1 (718) 921-8356 (International)

If you are a beneficial owner of shares and you wish to receive a separate set of proxy materials in the future, please call Broadridge Financial Solutions at (800) 542-1061 or contact your bank or broker directly.

Shareholders also may write to us at the address below to request a separate copy of the proxy materials:

Sempra Energy

Attn: Shareholder Services

101 Ash Street

San Diego, CA 92101-3017

investor@sempra.com

9.	How may I request an electronic copy of the proxy materials?

If you are a shareholder of record and wish to request electronic delivery of proxy materials in the future, please access www.amstock.com on the Internet. Click on Shareholder Account Access and enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via e-mail and provide your e-mail address.

If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where the materials are available and a link to the proxy voting website. Your election to access proxy materials electronically will remain in effect until you terminate it.

10.	Who pays the cost of soliciting proxies for the Annual Meeting?

Sempra Energy is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and of soliciting proxies.

Our directors, officers and employees also may solicit proxies in person, by telephone or by electronic communication. They will not receive any additional compensation for these activities.

We also have hired Morrow & Co. to assist us in distributing proxy materials and soliciting proxies. We will pay a base fee of $15,000 plus customary costs and expenses for these services.

We will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy materials to beneficial shareholders.

Proposals To Be Voted On

11.	What items of business will be voted on at the Annual Meeting?

The items of business to be voted on at the Annual Meeting are:

•	Election of directors for a term of one year.

•	Ratification of Deloitte & Touche as our independent registered public accounting firm for 2011.

•	Advisory vote on executive compensation.

•	Advisory vote on the frequency of advisory votes on executive compensation.

•	Three shareholder proposals, if properly presented at the meeting.

12.	What are my voting choices?

You may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting on any or all nominees for election as directors or on any other matter to be voted on at the Annual Meeting except for the vote on frequency of advisory votes on executive compensation. With respect to the frequency vote, you will be able to specify one of four choices on the proxy card: one year, two years, three years or abstain.

13.	How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares “FOR” each of its nominees for election to the board; “FOR” the ratification of our independent registered public accounting firm; “FOR” the advisory vote to approve executive compensation; to conduct future advisory votes on executive compensation EVERY YEAR; and “AGAINST” each of the three shareholder proposals.

14.	What vote is required to approve each item?

To conduct business at the Annual Meeting, a quorum consisting of a majority of our shares must be present in person or represented by proxy.

To be elected as a director, a nominee must receive the “approval of shareholders.” This means that the nominee must receive more “FOR” than “AGAINST” votes, and the “FOR” votes must also represent more than 25% of our outstanding shares.

The other items of business also require the approval of shareholders. However, with respect to the advisory vote on the frequency of advisory votes to approve executive compensation, if no option receives the approval of shareholders as described above, the option of one year, two years or three years that receives the greatest number of affirmative votes will be considered to be the preferred option of shareholders.

If you indicate “ABSTAIN,” it will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the annual meeting, but will not be considered a vote cast with respect to the election of any director nominee or any other proposal.

15.	What happens if additional items are presented at the Annual Meeting?

We are not aware of any item that may be voted on at the Annual Meeting that is not described in this proxy statement. However, the holders of the proxies that we are soliciting will have the discretion to vote them in accordance with their best judgment on any additional matters that may be voted on, including matters incidental to the conduct of the meeting.

16.	Is my vote confidential?

Our Employee Savings Plans automatically provide confidential voting. Other shareholders may elect that their identity and individual vote be held confidential by marking the appropriate box on their proxy card or ballot. Confidentiality elections will not apply to the extent that voting disclosure is required by law or is appropriate to assert or defend any claim relating to voting. They also will not apply with respect to any matter for which votes are solicited in opposition to the director nominees or voting recommendations of our Board of Directors, unless the persons engaging in the opposing solicitation provide shareholders with voting confidentiality comparable to that which we provide.

17.	Where can I find the voting results?

We expect to announce preliminary voting results at the Annual Meeting and to publish final results in a Current Report on Form 8-K that we will file with the Securities and Exchange Commission within four business days following the meeting. The report will be available on our website at www.sempra.com under the “Investor” and “Company SEC Filings” tabs.

How You Can Vote

18.	What shares can I vote?

You are entitled to one vote for each share of our common stock that you owned at the close of business on March 16, 2011, the record date for the Annual Meeting. You may vote all shares owned by you on the record date, including (a) shares held directly in your name as the shareholder of record, and (b) shares held for you as the beneficial owner through a bank, broker or other nominee. On the record date, 241,176,394 shares of our common stock were outstanding.

19.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most of our shareholders hold their shares through a bank, broker or other nominee rather than having the shares registered directly in their own name. There are some distinctions between shares held of record and those owned beneficially that are summarized below.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, you are the shareholder of record of the shares. As the shareholder of record, you have the right to grant a proxy to vote your shares to representatives from the company or to another person, or to vote your shares in person at the Annual Meeting. You have received either a proxy card to use in voting your shares or a notice of internet availability of our proxy materials, which instructs you how to vote.

Beneficial Owner

If your shares are held through a bank, broker or other nominee, it is likely that they are registered in the name of the nominee and you are the beneficial owner of shares held in street name. You are also the beneficial owner of any shares that you may own through our Employee Savings Plans.

As the beneficial owner of shares held for your account, you have the right to direct the registered holder to vote your shares as you instruct, and you also are invited to attend the Annual Meeting. Your bank, broker, plan trustee or other nominee has provided a voting instruction card for you to use in directing how your shares are to be voted. However, since a beneficial owner is not the shareholder of record, you may not vote your shares in person at the meeting unless you obtain a legal proxy from the registered holder of the shares giving you the right to do so.

20.	How can I vote in person at the Annual Meeting?

You may vote in person at the Annual Meeting those shares that you hold in your name as the shareholder of record. You may vote in person shares for which you are the beneficial owner only by obtaining a legal proxy giving you the right to vote the shares from the bank, broker or other nominee that is the registered holder of your shares. You may not vote in person those shares you own through our Employee Savings Plans. Please see Question 26 for deadlines to vote such shares.

Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend.

21.	How can I vote without attending the Annual Meeting?

Whether you hold your shares as a shareholder of record or as a beneficial owner, you may direct how your shares are to be voted without attending the Annual Meeting. If you are a shareholder of record, you may vote by submitting a proxy. If you hold shares as a beneficial owner, you may vote by submitting voting instructions to the registered owner of your shares.

For directions on how to vote, please refer to the following instructions and those included on your proxy or voting instruction card.

Voting by Internet – Shareholders who have received a notice of the availability of our proxy materials by mail or e-mail may vote over the Internet by following the instructions in the notice or e-mail. Those who have received a paper copy of the proxy or voting instruction card by mail may vote over the Internet by following the instructions on the card.

Voting by Telephone – Shareholders of record may vote by telephone by calling (800) 776-9437 from the United States or Canada or +1 (718) 921-8500 from other countries and following the instructions. When voting by telephone, shareholders must have available the control number included on their proxy card, notice of availability of proxy materials or e-mail notification.

Most shareholders who are beneficial owners of their shares and have received a voting instruction card by mail may vote by phone by calling the number specified on the voting instruction card provided by their bank, broker or nominee. These shareholders should check the card for telephone voting availability.

Voting by Mail – Shareholders who have received a paper copy of these proxy materials may vote by mail by signing, dating and returning their proxy or voting instruction card.

22.	How will my shares be voted?

Your shares will be voted as you specifically instruct on your proxy or voting instruction card. If you sign and return your proxy or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board of Directors and in the discretion of the proxy holders on any other matters that properly come before the meeting.

23.	How are shares held in Employee Savings Plans voted? What happens if I do not timely vote my shares?

If you hold shares through our Employee Savings Plans, they will be voted as you instruct on the proxy or voting instruction card provided to you. If you sign and return your card without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board of Directors.

If you do not provide timely instructions as to how your savings plan shares are to be voted, they will be voted in the same manner and proportion as shares for which instructions are timely received from other plan participants. For example, if you own 1,000 shares through the plan and fail to provide timely voting instructions for your shares, the plan trustee would vote them. If the trustee had timely received instructions to vote instructed shares 60% for, 35% against and 5% abstain on a particular item of business, the trustee would, on that item, vote your shares 600 for, 350 against and 50 abstain.

24.	Will shares I hold in my brokerage account be voted if I do not provide timely voting instructions?

If your shares are held through a brokerage firm, they will be voted as you instruct on the voting instruction card provided by your broker. If you sign and return your card without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board of Directors.

If you do not provide timely instructions as to how your brokerage shares are to be voted, your broker will have the authority to vote them only on the ratification of our independent registered public accounting firm. Your broker will be prohibited from voting your shares on the election of directors, the advisory (non-binding) vote to approve executive compensation, the advisory vote on the frequency of advisory votes to approve executive compensation, and the shareholder proposals. These “broker non-votes” will be counted only for the purpose of determining whether a quorum is present at the meeting and not as votes cast.

25.	Will shares that I own as a shareholder of record be voted if I do not timely return my proxy card?

Shares that you own as a shareholder of record will be voted as you instruct on your proxy card. If you sign and return your proxy card without giving specific instructions, they will be voted in accordance with the recommendations of our Board of Directors.

If you do not timely return your proxy card, your shares will not be voted unless you or your proxy holder attends the annual meeting and votes in person as described in Question 20.

26.	What is the deadline to vote?

If you hold shares as the shareholder of record, your vote by proxy must be received before the polls close at the Annual Meeting.

If you hold shares in our Employee Savings Plans, your voting instructions must be received by 9:00 a.m. Eastern time on Tuesday, May 10, 2011 for the plan trustee to vote your shares.

If you hold shares as a beneficial owner, please follow the voting instructions provided by your bank, broker or other nominee.

27.	May I change or revoke my vote?

Yes. You may change your vote at any time prior to the vote at the Annual Meeting, except that any change to your voting instructions for shares held in our Employee Savings Plans must be received by 9:00 a.m. Eastern time on Tuesday, May 10, 2011.

If you are a shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Corporate Secretary at the address set forth in Question 30 prior to your shares being voted, or by attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

For shares you hold as a beneficial owner, you may change your vote by timely submitting new voting instructions to your bank, broker or other nominee (which revokes your earlier instructions), or, if you have obtained a legal proxy from the nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

28.	Who will serve as inspector of elections?

The inspector of elections will be a representative of American Stock Transfer & Trust Company.

Attending the Annual Meeting

29.	Who can attend the Annual Meeting?

You may attend the Annual Meeting only if you were a Sempra Energy shareholder at the close of business on March 16, 2011, the record date for the Annual Meeting, or you hold a valid proxy to vote at the meeting. You should be prepared to present photo identification to be admitted to the meeting.

If you are a shareholder of record or hold shares through our Direct Stock Purchase Plan or Employee Savings Plans, an admission ticket has been included as part of your notice of Internet availability of proxy materials or your proxy card. If you plan to attend the meeting, please bring the admission ticket with you. If you do not bring your admission ticket, your name must be verified against our list of shareholders of record and plan participants.

If you are not a shareholder of record but are the beneficial owner of shares held in street name through a bank, broker or other nominee, you must provide proof of beneficial ownership on the record date, such as your most recent account statement prior to March 16, 2011, a copy of the voting instruction card provided by your nominee, or other similar evidence of share ownership.

The meeting will begin promptly at 10:00 a.m., local time. Check-in will begin at 9:00 a.m., and you should allow ample time for check-in procedures.

Shareholder Proposals and Director Nominations

30.	What is the deadline to submit shareholder proposals to be included in the proxy materials for next year’s Annual Meeting of Shareholders?

Shareholder proposals that are intended to be included in our proxy materials for next year’s Annual Meeting must be received by our Corporate Secretary no later than 5:00 p.m. San Diego time on November 30, 2011 and must be submitted to the following address:

Corporate Secretary

Sempra Energy

101 Ash Street

San Diego, CA 92101-3017

Fax: (619) 696-4508

Proposals that are not timely submitted or are submitted to some other address or other than to the attention of our Corporate Secretary may be excluded from our proxy materials.

Shareholder proponents must meet the eligibility requirements of the Securities and Exchange Commission’s

Shareholder Proposal Rule (Rule 14a-8), and their proposals must comply with the requirements of the rule to be included in our proxy materials.

31.	How may I nominate director candidates or present other business for consideration at an Annual Meeting?

Shareholders who wish to nominate director candidates or to present other items of business to be voted on at an Annual Meeting must give written notice of their intention to do so to our Corporate Secretary at the address set forth in Question 30. We must receive the notice at least 90 days but not more than 120 days before the date corresponding to the date of the last annual meeting. The notice also must include the information required by our bylaws, which may be obtained as provided in Question 33.

The time for us to receive notice of items of business for the 2011 Annual Meeting has expired. The period for the receipt from shareholders of notice of items of business for the 2012 Annual Meeting will begin on January 14, 2012 and end on February 13, 2012. These notice requirements do not apply to shareholder proposals intended for inclusion in our proxy materials under the Securities and Exchange Commission’s Shareholder Proposal Rule. The deadline for receiving those proposals is set forth in Question 30. The notice requirements also do not apply to questions that a shareholder may wish to ask at the Annual Meeting.

32.	How may I recommend candidates to serve as directors?

Shareholders may recommend director candidates for consideration by the Corporate Governance Committee of our Board of Directors by writing to our Corporate Secretary at the address set forth in Question 30. A recommendation must be accompanied by a statement from the candidate that he or she would give favorable consideration to serving on the board and should include sufficient biographical and other information concerning the candidate and his or her qualifications to permit the committee to make an informed decision as to whether further consideration of the candidate would be warranted.

Obtaining Additional Information

33.	How may I obtain financial and other information about Sempra Energy?

Our consolidated financial statements are included in our Annual Report to Shareholders that is being provided to you together with this proxy statement.

Additional information regarding the company is included in our Annual Report on Form 10-K, which we file with the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. Our Form 10-K and other information that we file with the Securities and Exchange Commission are available on our website at www.sempra.com under the “Investor” and “Company SEC Filings” tabs. We will also furnish a copy of our 2010 Form 10-K (excluding exhibits, except those that are specifically requested) without charge to any shareholder who so requests by writing to us at our address set forth in Question 8.

By writing to us, shareholders also may obtain, without charge, a copy of our bylaws, corporate governance guidelines, codes of conduct and charters of our board committees. You can also view these materials on the Internet by accessing our website at www.sempra.com and clicking on the “Investor” tab, then clicking on the “Governance” tab.

34.	What if I have questions for Sempra Energy’s transfer agent?

If you are a shareholder of record and have questions concerning share certificates, dividend checks, transfer of ownership or other matters relating to your share account, please contact our transfer agent at the following address or phone numbers:

American Stock Transfer & Trust Company

Attn: Sempra Energy

6201 15th Avenue

Brooklyn, NY 11219

(877) 773-6772 (U.S. and Canada)

+1 (718) 921-8356 (International)

We have a dividend reinvestment and direct stock purchase program under which you may have all or a portion of your dividends automatically reinvested to purchase our shares. You also may elect to purchase additional shares through optional cash payments. For information about this program, please contact American Stock Transfer & Trust Company at the address or the phone numbers listed above.

35.	Who can help answer any additional questions?

If you have any additional questions about the Annual Meeting or how to vote, change or revoke your vote, you should contact our proxy solicitor:

Morrow & Co.

470 West Avenue

Stamford, CT 06902

Shareholders Call:

(800) 607-0088 (U.S. and Canada)

+1 (203) 658-9400 (International)

Banks and Brokers Call Collect:

+1 (203) 658-9400

If you need additional copies of this proxy statement or voting materials, please contact Morrow & Co. as described above or send an e-mail to sempra.info@morrowco.com.

CORPORATE GOVERNANCE

Our business and affairs are managed and all corporate powers are exercised under the direction of our Board of Directors. The board establishes fundamental corporate policies and oversees the performance of the company and our chief executive officer and the other officers to whom the board has delegated day-to-day business operations.

The board has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for the governance of the company. It also has adopted a Code of Business Conduct and Ethics for Directors and Officers, and officers are also subject to Business Conduct Guidelines that apply to all employees.

Several standing committees assist the board in carrying out its responsibilities. Each operates under a written charter adopted by the board.

Our governance guidelines, committee charters and codes of conduct are posted on our website at www.sempra.com under the “Investor” and “Governance” tabs. Paper copies may be obtained upon request by writing to: Corporate Secretary, Sempra Energy, 101 Ash Street, San Diego, California 92101-3017.

Board of Directors

Functions

In addition to its oversight role, our Board of Directors performs a number of specific functions, including:

•	Selecting our chief executive officer and overseeing his or her performance and that of other senior management in the operation of the company.

•	Reviewing and monitoring strategic, financial and operating plans and budgets and their development and implementation by management.

•	Assessing and monitoring risks and risk-management strategies.

•	Reviewing and approving significant corporate actions.

•

Reviewing and monitoring processes designed to maintain the integrity of the company, including financial reporting, compliance with legal and ethical obligations, and relationships with shareholders, employees, customers, suppliers and others.

•	Planning for management succession.

•	Selecting director nominees, appointing board committee members and overseeing effective corporate governance.

Leadership Structure

The Board of Directors retains the flexibility to determine on a case-by-case basis whether the Chief Executive Officer, or an independent director, should serve as Chairman of the Board. This flexibility permits the board to organize its functions and conduct its business in a manner it deems most effective in then prevailing circumstances.

The Board of Directors believes that the company and its shareholders currently are best served by having Donald E. Felsinger serve as Chairman of the Board as well as Chief Executive Officer. By combining these positions, Mr. Felsinger serves as a bridge between the board and the operating organization and provides critical leadership for the strategic initiatives and challenges of the future. Mr. Felsinger’s performance is evaluated annually by the board’s Compensation Committee, which is composed entirely of independent directors.

During those periods in which the positions of Chairman of the Board and Chief Executive Officer are combined, the independent directors appoint an independent director as a Lead Director. William C. Rusnack currently serves as the Lead Director.

The position and role of the Lead Director is intended to expand lines of communication between the board and the Chairman of the Board and Chief Executive Officer and other members of management. It is not intended to reduce the free and open access and communication that each board member has with other board members and members of management. The Lead Director has the following duties:

•

To organize, convene and preside over executive sessions of the independent directors and promptly communicate approved messages and directives to the Chairman of the Board and Chief Executive Officer.

•	To preside at all meetings of the Board of Directors at which the Chairman of the Board is not available.

•	To collect and communicate to the Chairman of the Board and Chief Executive Officer the views and recommendations of the independent directors, relating to his or her performance.

•	To perform such other duties and responsibilities as may be assigned from time-to-time by the independent directors.

The Board of Directors believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of the board and sound corporate governance policies and practices.

Director Independence

The Board of Directors determines the independence of our directors by applying the independence principles and standards established by the New York Stock Exchange. These provide that a director is independent only if the board affirmatively determines that the director has no direct or indirect material relationship with the company. They also specify various relationships that preclude a determination of director independence. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships.

Applying these standards, the board annually reviews the independence of the company’s directors. In its most recent review, the board considered, among other things, the absence of any employment relationships between the company and its directors (other than Donald E. Felsinger and Neal E. Schmale who are also executive officers of the company) and their families; the absence of any of the other specific relationships that would preclude a determination of independence under New York Stock Exchange independence rules; the absence of any affiliation of the company’s directors and their families with the company’s independent registered public accounting firm, compensation consultants, legal counsel and other consultants and advisors; the absence of any transactions with directors and members of their families that would require disclosure in this proxy statement under Securities and Exchange Commission rules regarding related person transactions; and the insubstantial amount of goods and services that we purchase in the ordinary course of business from companies and the modest amount of our discretionary contributions to non-profit organizations of which some of our directors or members of their families are associated.

Based upon this review, the board has affirmatively determined that each of the company’s non-officer directors is independent. The independent directors are:

Alan L. Boeckmann	Carlos Ruiz
James G. Brocksmith Jr.	William C. Rusnack
Wilford D. Godbold Jr.	William P. Rutledge
William D. Jones	Lynn Schenk
William G. Ouchi	Luis M. Téllez

Director Share Ownership Guidelines

The board has established share ownership guidelines for directors and officers to further strengthen the link between company performance and compensation. For non-employee directors, the guideline is ownership of a number of our shares having a value of five times the directors’ annual base retainer and is expected to be attained within five years of becoming a director. For these purposes, share ownership includes phantom shares into which compensation has been deferred and the vested portion of certain in-the-money stock options, as well as shares owned directly. All of our non-employee directors meet or exceed the guideline. For information regarding executive officer share ownership requirements, please see “Executive Compensation — Compensation Discussion and Analysis — Share Ownership Requirements.”

Board and Committee Meetings; Executive Sessions; Annual Meetings of Shareholders

At regularly scheduled board and committee meetings, directors review and discuss management reports regarding the company’s performance, prospects and plans, as well as immediate opportunities and issues facing the company. At least once a year, the board also reviews management’s long-term strategic and financial plans.

The Chairman of the Board establishes the agenda for each board meeting. Committee agendas are set by or in consultation with the committee chair. Directors are encouraged to suggest agenda items, and any director also may raise at any meeting subjects that are not on the agenda.

Information and other materials important to understanding the business to be conducted at board and committee meetings are distributed in writing to the directors in advance of the meeting. Additional information may be presented at the meeting.

An executive session of non-management board members is held at each regularly scheduled board meeting, and any director may call for an executive session at any special meeting. Executive sessions are presided over by the Lead Director. During 2010, the board held seven executive sessions.

During 2010, the board held 12 meetings and committees of the board held 21 meetings. Directors, on an aggregate basis, attended over 98% of the combined number of these meetings. Each director attended at least 92% of the combined number of meetings of the board and each committee of which the director was a member.

The board encourages all nominees for election as directors to attend the Annual Meeting of Shareholders. Last year, all of the nominees for election at the 2010 annual meeting attended the meeting.

Evaluation of Board and Director Performance

The Corporate Governance Committee annually reviews and evaluates the performance of the Board of Directors. The committee assesses the board’s contribution as a whole and identifies areas in which the board or senior management believes a better contribution may be made.

The purpose of the review is to increase the effectiveness of the board, and the results are reviewed with the board and its committees.

Our board annually reviews the individual performance and qualifications of each director who may wish to be considered for nomination to an additional term. The evaluations are reviewed by the Corporate Governance Committee, which makes recommendations to the board regarding nominees for election as directors.

Risk Oversight

Our Corporate Governance Guidelines provide that the specific functions of the Board of Directors include assessing and monitoring risks and risk management. The board reviews and oversees strategic, financial and operating plans that are intended to provide sustainable long-term growth with moderate risk. Each of our business units is responsible for identifying and moderating risk in a manner consistent with these goals. The board fulfills its risk oversight function through reports provided both directly to the board and to appropriate board committees.

The board and its committees mitigate risk through policies that include:

•	Leverage limitations.

•	Obtaining prior regulatory review and approval of substantial utility investments.

•	Non-utility investment policies, including requirements for substantial third party pre-construction contractual commitments to use the capacity or output of major non-utility construction projects.

•	Employee compensation that encourages and rewards sustainable moderate-risk growth.

We also have substantial investments in non-subsidiary companies engaged in interstate natural gas pipeline, electric generation and non-United States utility, natural gas pipeline and propane system operations. Although we have representation on the boards of these companies, we do not operate or control them and we have limited influence over their businesses and management. However, the risks inherent in these operations are similar to those of our subsidiaries and are reviewed and monitored by the boards of these companies and reported to and reviewed by our board.

Succession Planning and Management Development

Our Compensation Committee regularly evaluates succession planning issues and annually reports to the Board of Directors on succession planning, including policies and principles for executive officer selection.

Review of Related Person Transactions

Securities and Exchange Commission rules require us to disclose certain transactions involving more than $120,000 in which we are a participant and any of our directors, nominees as directors or executive officers, or any member of their immediate families, has or will have a direct or indirect material interest. The charter of our Corporate Governance Committee requires the committee to review any such “related person transaction” before we enter into the transaction. There have been no transactions or proposed transactions requiring review during 2010 or 2011.

Director Orientation and Education Programs

Every new director participates in an orientation program and receives materials and briefings to acquaint him or her with our business, industry, management and corporate governance policies and practices. Continuing education is provided for all directors through board materials and presentations, discussions with management, visits to corporate facilities and other sources.

Board Access to Senior Management, Independent Accountants and Counsel

Directors have complete access to our independent registered public accounting firm, and to senior management and other employees. They also have complete access to counsel, advisors and experts of their choice with respect to any issues relating to the board’s discharge of its duties.

Board Committees

Audit Committee

James G. Brocksmith Jr., Chair

Wilford D. Godbold Jr.

William D. Jones

Carlos Ruiz

Lynn Schenk

Compensation Committee

William C. Rusnack, Chair

Alan L. Boeckmann

William G. Ouchi

William P. Rutledge

Luis M. Téllez

Corporate Governance Committee

William G. Ouchi, Chair

Alan L. Boeckmann

James G. Brocksmith Jr.

William C. Rusnack

Luis M. Téllez

Environmental and Technology Committee

William P. Rutledge, Chair

Wilford D. Godbold Jr.

William D. Jones

Carlos Ruiz

Lynn Schenk

Executive Committee

Donald E. Felsinger, Chair

James G. Brocksmith Jr.

William G. Ouchi

William C. Rusnack

William P. Rutledge

Audit Committee

Our Audit Committee is composed entirely of independent directors. It is directly responsible and has sole authority for selecting, appointing, retaining and overseeing the work and approving the compensation of our independent registered public accounting firm, which reports directly to the committee. The committee pre-approves all services provided by the accounting firm and prepares the report reprinted under the caption “Audit Committee Report.” It also assists the Board of Directors in fulfilling oversight responsibilities regarding:

•	The integrity of our financial statements.

•	Our compliance with legal and regulatory requirements.

•	Our internal audit function.

The board has determined that each member of the Audit Committee is financially literate. It has also determined that Mr. Brocksmith, who chairs the committee, is an audit committee financial expert as defined by the rules of the Securities and Exchange Commission.

During 2010, the Audit Committee held nine meetings.

Compensation Committee

Our Compensation Committee is composed entirely of independent directors. It assists the Board of Directors in the evaluation and compensation of executives. It establishes our compensation principles and policies and oversees our executive compensation program. The committee has direct responsibility for:

•	Reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer.

•

Evaluating our Chief Executive Officer’s performance in light of those goals and objectives and approving (subject to ratification by the board acting solely through the independent directors) his or her compensation based on the committee’s performance evaluation.

•	Recommending to the board the compensation program for other executive officers, incentive compensation plans and equity-based compensation plans.

During 2010, the Compensation Committee held four meetings.

For additional information regarding the Compensation Committee’s principles, policies and practices, please see the discussion under “Executive Compensation — Compensation Discussion and Analysis.”

Corporate Governance Committee

Our Corporate Governance Committee is composed entirely of independent directors. The committee’s responsibilities include:

•	Identifying individuals qualified to become directors.

•	Recommending nominees for election as directors and candidates to fill board vacancies.

•	Recommending directors for appointment as members of board committees.

•	Developing and recommending corporate governance principles.

The committee reviews with the board the skills and characteristics required of directors in the context of current board membership, and develops and maintains a pool of qualified director candidates. It seeks a group of individuals who bring to the board a variety of complementary skills and a range of viewpoints, backgrounds, experiences and individual qualities and attributes that contribute to board diversity. It solicits the names of director candidates from a variety of sources, including search firms advised of these policies, and also considers candidates submitted by shareholders. The committee assesses the effectiveness of its policies as part of its annual review of board composition and board, committee and individual director performance and in its recommendations of nominees for election as directors at the next annual meeting.

The committee reviews biographical data and other relevant information regarding potential board candidates, may request additional information from the candidates or other sources and, if the committee deems it appropriate, may interview candidates and consult references and others who may assist in candidate evaluation. The committee evaluates all candidates in the same manner whether identified by shareholders or through other sources.

In considering potential director candidates, the committee evaluates each candidate’s integrity, independence, judgment, knowledge, experience and other relevant factors to develop an informed opinion of his or her qualifications and ability and commitment to meet the board’s expectations for directors set forth in our Corporate Governance Guidelines.

The committee’s deliberations reflect the board’s requirement that substantially all directors (other than current or former company officers) should be independent and that all director nominees must be financially literate or must become financially literate within a reasonable time after becoming a director. They also reflect the board’s view regarding the appropriate number of directors and the composition of the board.

The committee in recommending nominees for election as directors at the 2011 annual meeting and the board in approving the nominees considered the individual experience, qualifications, attributes and skills of each nominee (including his or her prior contributions to the board), with a view to constituting a board that, as a whole, is well-qualified to oversee our businesses.

With respect to Mr. Rutledge and Dr. Ouchi, the committee and the board also considered that in 2010 they were directors of FirstFed Financial Corp. and during 2009 and prior years they also served as directors of FirstFed’s subsidiary First Federal Bank of California. In January 2009, First Federal Bank consented to an order by the Office of Thrift Supervision that First Federal Bank and its directors and employees cease and desist engaging in unsafe or unsound banking practices. In December 2009, First Federal Bank was closed by the Office of Thrift Supervision and in January 2010, FirstFed Financial filed for liquidation under the Bankruptcy Code. The committee and the board concluded that these events do not reflect upon the integrity of Mr. Rutledge or Dr. Ouchi or, in view of the national and international financial crisis that resulted in the insolvency of numerous financial institutions, their ability and qualifications to serve on our board.

From time to time, the Corporate Governance Committee engages the services of a professional search firm to assist in identifying, researching and recruiting potential board candidates. As a result of Dr. Téllez’s prior service as a member of the board in 2006, senior management recommended to the search firm that he be included in the pool of potential candidates. After conducting their standard review process, the search firm recommended Dr. Téllez as a potential director nominee. Dr. Téllez was appointed to the board in September 2010. The committee’s professional search firm also recommended Mr. Boeckmann as a potential nominee, and he was appointed to the board in February 2011.

During 2010, the Corporate Governance Committee held four meetings.

Executive Committee

Our Executive Committee meets on call by the Chairman of the Board during the intervals between meetings of the Board of Directors when scheduling or other requirements make it difficult to convene the full board. The committee did not meet during 2010.

Environmental and Technology Committee

Our Environmental and Technology Committee is responsible for:

•	Reviewing environmental regulation and developments at global, national and regional levels, and evaluating ways to address them as part of the company’s business strategy and operations.

•	Reviewing and evaluating technology developments and related issues that advance the company’s overall business strategy.

During 2010, the Environmental and Technology Committee held four meetings.

Communications with the Board

Shareholders and interested parties who wish to communicate with the board, non-management directors as a group, a committee of the board or a specific director may do so by letters addressed to the attention of our Corporate Secretary. All communications regarding executive compensation will be relayed on to the chair of the Compensation Committee, William C. Rusnack, for appropriate evaluation and consideration.

All other communications are reviewed by the Corporate Secretary and provided to the directors consistent with a screening policy providing that unsolicited items, sales materials, and other routine items and items unrelated to the duties and responsibilities of the board not be relayed on to directors. Any communication that is not relayed is recorded in a log and made available to the directors.

The address for these communications is:

Corporate Secretary

Sempra Energy

101 Ash Street

San Diego, CA 92101-3017

Director Compensation

Directors who are not employees of Sempra Energy receive an annual base retainer of $50,000. The Chair of the Audit Committee receives an additional $20,000; the chairs of other board committees receive an additional $10,000; and the Lead Director receives an additional $15,000.

Non-employee directors also receive meeting fees of $2,000 for each board meeting attended and $1,500 for each meeting attended of the board committees ($2,000 in the case of the Audit Committee) of which they were members.

Each quarter, non-employee directors also are credited with a number of phantom shares of our common stock having a market value of $12,500. Upon the director’s retirement as a director, the then market value of the shares credited to the director’s account (together with reinvested dividend equivalents) is paid to the director in cash. Directors may also elect to receive their other fees in shares of our common stock or to defer them into an interest-bearing account, phantom investment funds or phantom shares of our common stock.

Directors also receive forfeitable grants of restricted stock units or phantom shares of our common stock. Upon first becoming a director, each non-employee director receives a number of restricted stock units or phantom shares having a then market value of $180,000 and vesting in equal annual installments of one-third of the original grant (together with related reinvested dividend equivalents) on each of the first three anniversaries of the grant date. Thereafter at each annual meeting (other than the annual meeting that coincides with or first follows the director’s election to the board), each non-employee director who continues to serve as a director will receive an additional number of restricted stock units or phantom shares having a then fair market value of $60,000 and vesting on the date of the next annual meeting. Unvested shares will be forfeited if the director’s service on the board terminates for any reason other than death, retirement, disability or removal without cause, in which event all unvested shares would immediately vest.

We summarize the 2010 compensation of our non-employee directors below.

2010 Director Compensation	Fees Earned or Paid in Cash	Stock Awards (C)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (D)	All Other Compensation (E)	Total

James G. Brocksmith Jr.	$114,500	$110,000	—	—	$224,500
Richard A. Collato (A)	$39,000	$25,000	$35,992	$54,959	$154,951
Wilford D. Godbold Jr.	$94,500	$110,000	$65,107	$6,950	$276,557
William D. Jones	$94,500	$110,000	$33,889	$7,500	$245,889
Richard G. Newman (A)	$50,000	$25,000	—	$14,900	$89,900
William G. Ouchi	$92,500	$110,000	—	$20,000	$222,500
Carlos Ruiz	$94,500	$110,000	—	—	$204,500
William C. Rusnack	$105,500	$110,000	$20,793	$20,000	$256,293
William P. Rutledge	$90,500	$110,000	—	$20,000	$220,500
Lynn Schenk	$90,500	$110,000	—	$20,000	$220,500
Luis Téllez (B)	$18,667	$196,709	—	—	$215,376

(A)	Messrs. Collato and Newman retired at the 2010 Annual Meeting of Shareholders on May 12, 2010.

(B)	Dr. Téllez became a director on September 28, 2010.

(C)	Represents equity grants of restricted stock units and phantom shares of our common stock that are valued at the fair market value of our shares at the crediting date without reduction for non-transferability. The amounts set forth in this column represent the number of shares subject to awards multiplied by the grant date price of Sempra Energy’s common stock. The number of our phantom shares credited to each director (including share awards credited in prior years and additional phantom shares credited as reinvested dividends) at December 31, 2010 was 12,336 shares for each of Messrs. Brocksmith, Godbold, Jones, and Rusnack, 11,045 shares for each of Dr. Ouchi and Mr. Rutledge, 10,384 shares for Mr. Collato, 10,176 shares for Mr. Newman, 3,808 shares for Mr. Ruiz, 4,332 shares for Ms. Schenk and 309 shares for Dr. Téllez. The number of restricted stock units (including reinvested dividend equivalents) granted to each director was 1,291 for Dr. Ouchi and Messrs. Ruiz and Rutledge and 3,359 for Dr. Téllez. The restricted stock units granted to Dr. Ouchi and Mr. Rutledge will be settled in shares of Sempra Energy common stock upon vesting. The restricted stock units granted to Mr. Ruiz and Dr. Téllez will be settled in cash upon vesting.

(D)	Consists of (i) above-market interest (interest in excess of 120% of the federal long-term rate) on deferred compensation and (ii) the aggregate change in the actuarial value of accumulated benefits under defined benefit pension plans. The respective amounts are $35,992 and ($51,780) for Mr. Collato; $48,119 and $16,988 for Mr. Godbold; $748 and $33,141 for Mr. Jones; $0 and ($8,379) for Dr. Ouchi and $20,793 and $0 for Mr. Rusnack. Only Messrs. Godbold and Jones and Dr. Ouchi are entitled to receive pension benefits and all have attained maximum years of service credit. Mr. Collato was entitled to receive pension benefits and began receiving such benefits upon his retirement. The annual benefit is the sum of the annual director retainer and ten times the board meeting fee at the date the benefit is paid. It commences upon the later of the conclusion of board service or attaining age 65 and continues for a period not to exceed the director’s years of service as a director of predecessor companies and up to ten years of service as a director of the company. The actuarial equivalent of the total retirement benefit is paid to the retiring director in a single lump sum upon the conclusion of board service unless the director has elected to receive the annual benefit.

(E)	Consists of our contributions to charitable, educational and other non-profit organizations to match those of directors on a dollar-for-dollar basis up to an annual maximum match of $20,000 for each director. In addition, following his retirement from the board, Mr. Collato received a total of $35,000 in pension benefits in 2010.

In 2010, all long-term incentive compensation was delivered through restricted stock units and phantom shares and no stock options were granted. However, the following number of our shares subject to non-employee director stock options still outstanding at December 31, 2010 were: 50,000 shares for Mr. Brocksmith; 45,000 shares for Mr. Collato; 40,000 shares for Mr. Godbold; 25,000 shares for Mr. Jones; 20,000 shares for Mr. Newman; 45,000 shares for Dr. Ouchi; 20,000 shares for Mr. Ruiz; 35,000 shares for Mr. Rusnack; 35,000 shares for Mr. Rutledge; 20,000 shares for Ms. Schenk; and 0 shares for Dr. Téllez.

Directors who are also employees of the company (Donald E. Felsinger, Chairman and Chief Executive Officer, and Neal E. Schmale, President and Chief Operating Officer) are not additionally compensated for their services as directors. Their compensation is summarized in the Summary Compensation Table appearing under “Executive Compensation — Compensation Tables.”

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is composed of the five directors named below, all of whom have been determined by the board to be independent directors. The board also has determined that all members of the committee are financially literate and the chair of the committee is an audit committee financial expert as defined by the rules of the Securities and Exchange Commission. The committee’s charter, adopted by the board, is posted on the company’s website at www.sempra.com under the “Investor” and “Governance” tabs.

The committee’s responsibilities include appointing the company’s independent registered public accounting firm, pre-approving both audit and non-audit services to be provided by the firm, and assisting the board in providing oversight to the company’s financial reporting process. In fulfilling its oversight responsibilities, the committee meets with the company’s independent registered public accounting firm, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters.

It is not the committee’s responsibility to plan or conduct audits or to determine that the company’s financial statements and disclosures are complete, accurate and in accordance with accounting principles generally accepted in the United States and applicable laws, rules and regulations. Management is responsible for the company’s financial statements, including the estimates and judgments on which they are based, as well as the company’s financial reporting process, accounting policies, internal audit function, internal accounting controls, disclosure controls and procedures, and risk management. The company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an audit of the company’s annual financial statements, expressing an opinion as to the conformity of the annual financial statements with accounting principles generally accepted in the United States, expressing an opinion as to the effectiveness of the company’s internal control over financial reporting, and reviewing the company’s quarterly financial statements.

The committee has discussed with Deloitte & Touche the matters required to be discussed by AU Section 380 of the Public Company Accounting Oversight Board Communications with Audit Committees, as amended and adopted by the Public Company Accounting Oversight Board, which requires the independent registered public accounting firm to provide the committee with information regarding the scope and results of its audit of the company’s financial statements, including information with respect to the firm’s responsibilities under auditing standards generally accepted in the United States, significant accounting policies, management judgments and estimates, any significant audit adjustments, any disagreements with management and any difficulties encountered in performing the audit.

The committee also has received from Deloitte & Touche a letter providing the disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. Deloitte & Touche has also discussed its independence with the committee and confirmed in the letter that, in its professional judgment, it is independent of the company within the meaning of the federal securities laws. The committee also considered whether Deloitte & Touche’s provision of non-audit services to the company and its affiliates is compatible with its independence.

The committee also has reviewed and discussed with the company’s senior management the audited financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2010 and management’s reports on the financial statements and internal controls. Management has confirmed to the committee that the financial statements have been prepared with integrity and objectivity and that management has maintained an effective system of internal controls. Deloitte & Touche has expressed its professional opinions that the financial statements conform with accounting principles generally accepted in the United States and that management has maintained an effective system of internal controls. In addition, the company’s Chief Executive Officer and Chief Financial Officer have reviewed with the committee the certifications that each will file with the Securities and Exchange Commission pursuant to the requirements of the Sarbanes-Oxley Act of 2002 and the policies and procedures management has adopted to support the certifications.

Based on these considerations, the Audit Committee has recommended to the Board of Directors that the company’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010.

Audit Committee
James G. Brocksmith Jr., Chair Wilford D. Godbold Jr. William D. Jones Carlos Ruiz Lynn Schenk

SHARE OWNERSHIP

The following table shows the number of shares of our common stock beneficially owned at March 16, 2011 by each of our directors, by each of our executive officers named in the executive compensation tables in this proxy statement, and by all of our directors and executive officers as a group. These shares, upon giving effect to the exercise of options that are exercisable (or that will become exercisable within 60 days), total approximately 1.0% of our outstanding shares.

Share Ownership	Current Beneficial Holdings (B)	Shares Subject to Exercisable Options (C)	Phantom Shares and Cash-Settled Awards (D)	Total

Alan L. Boeckmann (A)	—	—	—	—
James G. Brocksmith Jr.	235	45,000	16,722	61,957
Javade Chaudhri	51,367	71,175	3,640	126,182
Donald E. Felsinger	366,577	608,950	104,581	1,080,108
Wilford D. Godbold Jr.	3,006	40,000	18,200	61,206
William D. Jones	3,758	25,000	13,619	42,377
William G. Ouchi	17,105	35,000	11,883	63,988
Debra L. Reed	60,395	117,725	13,030	191,150
Carlos Ruiz	—	20,000	5,377	25,377
William C. Rusnack	4,510	35,000	13,079	52,589
William P. Rutledge	4,033	35,000	11,970	51,003
Lynn Schenk	2,000	20,000	4,604	26,604
Neal E. Schmale	143,411	203,275	34,422	381,108
Mark A. Snell	93,448	132,100	5,429	230,977
Luis M. Téllez	—	—	551	551
Directors and Executive Officers as a Group (17 persons)	794,727	1,531,600	264,723	2,591,050

(A)	Mr. Boeckmann became a director on February 17, 2011.

(B)	Includes unvested shares of restricted stock that may be voted but are not transferable until they vest. These total 5,276 shares for Mr. Snell and 10,552 shares for all directors and executive officers as a group. Also includes unvested restricted stock units that will vest within 60 days. These total 1,301 unvested restricted stock units each for Dr. Ouchi and Mr. Rutledge.

(C)	Shares which may be acquired through the exercise of stock options that currently are exercisable or will become exercisable within 60 days.

(D)	The phantom shares represent deferred compensation deemed invested in shares of our common stock. These phantom shares track the performance of our common stock but cannot be voted or transferred. They are either fully vested or will vest within 60 days. The cash-settled awards are unvested restricted stock units that will vest within 60 days. These unvested restricted stock units total 1,301 for Mr. Ruiz.

Sempra Energy has approximately 207,000 shareholders.

The only person known to us to own beneficially more than 5% of our outstanding shares is BlackRock, Inc., 40 East 52nd Street, New York, New York. BlackRock has reported that at December 31, 2010, it and related entities beneficially owned 14,477,978 shares for which they had sole voting and dispositive power. These shares represent approximately 6.0% of our outstanding shares.

Our employee savings and stock ownership plans hold 16,408,641 shares of our common stock (approximately 6.8% of our outstanding shares) for the benefit of employees.

For information regarding share ownership guidelines applicable to our directors and officers, please see

“Corporate Governance — Board of Directors — Director Share Ownership Guidelines” and “Executive Compensation — Compensation Discussion and Analysis — Share Ownership Requirements.”

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers are required to file reports with the Securities and Exchange Commission regarding their ownership of our shares. Based on our review of the reports filed and representations from directors and officers that no other reports were required, we believe that all filing requirements were timely met during 2010.

PROPOSALS TO BE VOTED ON

BOARD OF DIRECTORS PROPOSALS

Proposals 1, 2, 3 and 4 have been included in this proxy statement at the direction of the Board of Directors. The Board recommends that you vote “FOR” each of Proposals 1, 2 and 3 and “1 Year” for Proposal 4.

Proposal 1: Election of Directors

Directors are elected at each annual meeting for terms expiring at the next annual meeting.

The Corporate Governance Committee has recommended and the Board of Directors has nominated the following twelve individuals, all of whom currently are directors, for election as directors:

Alan L. Boeckmann

James G. Brocksmith Jr.

Donald E. Felsinger

Wilford D. Godbold Jr.

William D. Jones

William G. Ouchi

Carlos Ruiz

William C. Rusnack

William P. Rutledge

Lynn Schenk

Neal E. Schmale

Luis M. Téllez

The proxies and voting instructions solicited by the board will be voted for these twelve nominees unless other instructions are specified. If any nominee should become unavailable to serve, the proxies may be voted for a substitute nominee designated by the board, or the board may reduce the authorized number of directors.

We have not received notice of any additional candidates to be nominated for election as directors at the 2011 Annual Meeting and the deadline for notice of additional candidates has passed. Consequently, the election of directors will be an uncontested election and our bylaw providing for majority voting in uncontested elections will apply. Under majority voting, a nominee must receive more votes “FOR” than “AGAINST” his or her election to be elected as a director. In addition, the “FOR” votes must represent more than 25% of our outstanding shares. If a nominee who currently is serving as a director does not receive sufficient “FOR” votes to be re-elected, the director will cease to be a director not later than 90 days following the certification of the election results, and the resulting vacancy in the board may be filled by the remaining directors.

The board has determined that each non-officer nominee is an independent director. Information concerning the board’s independence standards is contained under the caption “Corporate Governance — Board of Directors — Director Independence.”

Biographical information regarding each director nominee and his or her qualifications to serve as a director is set forth below. The year shown as election as a director is the year that the director was first elected as a director of Sempra Energy or a predecessor corporation. Unless otherwise indicated, each director has held his or her principal occupation or other positions with the same or predecessor organizations for at least the last five years.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH

OF ITS NOMINEES FOR ELECTION TO THE BOARD

Alan L. Boeckmann, 62, became a director in 2011. He is the Non-Executive Chairman of the Board of Directors of Fluor Corporation, a leading engineering, procurement, construction, and maintenance services company. From 2002 to early 2011, Mr. Boeckmann was the Chairman and Chief Executive Officer of Fluor. Prior to that, he held a number of senior management and operating positions at Fluor. Mr. Boeckmann is also a director of BHP Billiton and a former director of Archer-Daniels-Midland Company and Burlington Northern Santa Fe Corporation. He is a member of the board of the National Petroleum Council.

Mr. Boeckmann has been an outspoken business leader in promoting international standards for business ethics and was instrumental in the formation of the World Economic Forum’s Partnering Against Corruption Initiative in 2004. His extensive board and executive management experience, coupled with his commitment to ethical conduct in international business activities, makes him a valuable addition to our board.

James G. Brocksmith Jr., 70, has been a director since 2001. He is an independent financial consultant and the former Deputy Chairman and Chief Operating Officer for the U.S. operations of KPMG Peat Marwick LLP. Mr. Brocksmith is a director of AAR Corp. and Alberto-Culver Company and a former director of Nationwide Financial Services, Inc.

Mr. Brocksmith’s extensive experience with public accounting issues and knowledge of corporate accounting, tax and compliance practices are important for us in his role as chair of the Audit Committee. His financial expertise provides a resource that is helpful to our board given the increasingly complex financial environment in which we operate.

Donald E. Felsinger, 63, has been a director since 2004. He is the Chairman of the Board and Chief Executive Officer of the company. From 1998 through 2004, Mr. Felsinger was Group President and Chief Executive Officer of Sempra Global. Prior to the merger that formed Sempra Energy, he served as President and Chief Operating Officer of Enova Corporation, the parent company of San Diego Gas & Electric Company (“SDG&E”). Prior positions included President and Chief Executive Officer of

SDG&E, Executive Vice President of Enova Corporation and Executive Vice President of SDG&E. Mr. Felsinger is also a director of Archer-Daniels-Midland Company and Northrop Grumman Corporation. He is a director of The Committee Encouraging Corporate Philanthropy and the United States-Mexico Chamber of Commerce.

Mr. Felsinger, in his current position as our Chairman and Chief Executive Officer, oversees the management of all aspects of our business. He has been an employee of our company and its subsidiaries for over 30 years and has held senior executive positions with SDG&E and Sempra Global. This extensive background within our primary businesses, coupled with his reputation as one of the country’s most seasoned energy industry leaders, makes Mr. Felsinger’s contributions to our board invaluable.

Wilford D. Godbold Jr., 72, has been a director since 1990. He is the retired President and Chief Executive Officer of ZERO Corporation, an international manufacturer primarily of enclosures and thermal management equipment for the electronics market. Mr. Godbold is a director emeritus of The Cancer Support Community (formerly The Wellness Community), a former director of Learning Tree International, Inc. and K-2 Inc., a past President of the Board of Trustees of Marlborough School and a past Chairman of the Board of Directors of the California Chamber of Commerce and The Employers Group.

Mr. Godbold’s many years as a public company chief executive officer, combined with his lengthy service as a corporate and securities partner with the law firm of Gibson, Dunn & Crutcher LLP, give him insight into the effect of laws and regulations on our businesses. This combination of legal and executive experience makes him a highly qualified and valuable member of our board. Mr. Godbold’s varied experience with public, private and non-profit boards provides unique perspective to the board.

William D. Jones, 55, has been a director since 1994. He is the President and Chief Executive Officer and a director of CityLink Investment Corporation and City Scene Management Company. From 1989 to 1993, Mr. Jones served as General Manager/Senior Asset Manager and Investment Manager with certain real estate subsidiaries of The Prudential. Prior to joining The Prudential, he served as a San Diego City Council member from 1982 to 1987. Mr. Jones is a director of the Federal

Reserve Bank of San Francisco, certain funds under management by Capital Research and Management Company and the San Diego Padres baseball club. He is also a trustee of the Francis Parker School and a member of the Corporate Directors Forum. Mr. Jones is a former director of The Price Real Estate Investment Trust and Southwest Water Company, and former Chairman of the Board of the Los Angeles Branch of the Federal Reserve Bank of San Francisco.

Mr. Jones has extensive experience as a real estate developer in San Diego, where he built the City Heights Urban Village, an award-winning redevelopment project. His background in the public and financial arenas, along with his real estate expertise, has been helpful to our board as it considers the development of large infrastructure projects, which requires extensive amounts of land and an understanding of the construction and real estate industries. His expertise in these areas makes him a vital member of our board.

William G. Ouchi, Ph.D., 67, has been a director since 1998. He is the Sanford and Betty Sigoloff Distinguished Professor in Corporate Renewal in the Anderson Graduate School of Management at UCLA. Professor Ouchi is the lead director of AECOM Technology Corporation and a former director of FirstFed Financial Corp. He is a director of the Alliance for College Ready Public Schools, the California Heart Center Foundation, the Japanese American National Museum and the Conrad N. Hilton Foundation.

Professor Ouchi is a renowned academic and an expert in corporate management and organization. He is a best-selling author and has published numerous books on promoting effective corporate management. Professor Ouchi’s academic background and practical knowledge of national and state public institutions, and his understanding of corporate governance in both theory and practice, make him a valuable member of our board.

Carlos Ruiz, 61, has been a director since 2007. He is a partner of Proyectos Estratégicos Integrales S.A., a Mexican developing and financing company that provides comprehensive financial advisory and investment banking services to the private and public sectors, mainly in energy, infrastructure, transportation and communications. Mr. Ruiz is also a director of Southern Copper Corporation, an integrated copper producer in Peru and Mexico; Banco Ve por Más, S.A., a Mexican bank; OHL Concesiones México S.A. de C.V., an investor, operator and developer of infrastructure projects; and Constructora y Perforadora Latina S.A. de C.V., a Mexican geothermal exploration and drilling company. He is a former director of ASARCO LLC, an integrated copper producer in the United States. Mr. Ruiz has served as Mexico’s Secretary of Communications and Transportation and was general director of PEMEX, Mexico’s national oil company.

Mr. Ruiz’s broad business and financial experience in a range of businesses and his extensive knowledge of Mexico’s regulatory and energy sectors provide valuable insight to our board as we develop and operate natural gas and renewable energy generation projects in Mexico.

William C. Rusnack, 66, has been a director since 2001. He was the President and Chief Executive Officer and a director of Premcor Inc. from 1998 to 2002. Prior to 1998, Mr. Rusnack was an executive of Atlantic Richfield Company. He is also a director of Flowserve Corporation, Peabody Energy Corporation and Solutia Inc. Mr. Rusnack is a member of the Dean’s Advisory Council of the Graduate School of Business at the University of Chicago and the National Council of the Olin School of Business at the Washington University in St. Louis.

Mr. Rusnack brings a deep understanding of the energy industry to our board. He spent 31 years at Atlantic Richfield Company, many of which he worked in a senior leadership capacity. Mr. Rusnack also offers knowledge and insight gained as a senior executive with the oil refinery company Premcor. This specialized energy industry experience, along with his deep understanding of effective executive management development, makes him a valuable member of our board.

William P. Rutledge, 69, has been a director since 2001. He is the Chief Executive Officer of AquaNano, LLC. Mr. Rutledge was Chairman of CPI International, Inc. (formerly Communications and Power Industries) from 1999 to 2004. Prior to 1998, he was President and Chief Executive Officer of Allegheny Teledyne. Mr. Rutledge is a director of AECOM Technology Corporation. He is a trustee emeritus of Lafayette College, a trustee of St. John’s Health Center Foundation and The National World War II Museum, and a director of the John Wayne Cancer Institute and the Los Angeles World Affairs Council. Mr. Rutledge is a former director of FirstFed Financial Corp. and CPI International, Inc.

Mr. Rutledge has extensive board and senior management experience. He serves and has served on numerous public company boards and has significant experience in the role of chief executive officer for multiple companies. In addition to his management expertise, Mr. Rutledge brings to our board a strong understanding of technological advances and nascent technology-based business models and their impacts on our business.

Lynn Schenk, 66, has been a director since 2008. She is an attorney in private practice. She served as Chief of Staff to the Governor of California from 1999 to 2003. She served as a member of the U.S. House of Representatives representing San Diego, California, from 1993 to 1995, serving on the House Energy and Commerce Committee. From 1980 to 1983, Ms. Schenk served as the California Secretary of Business, Transportation and Housing; prior to that she was on the in-house staff counsel for SDG&E. She is also a director of Biogen Idec Inc., where she chairs the Corporate Governance and Nominating Committee, a trustee of The Scripps Research Institute and a member of the California High Speed Rail Authority and the University of San Diego School of Law, Board of Visitors.

Ms. Schenk has an extensive history of government and public service and an in-depth knowledge of the inner workings of federal and state governmental processes. Along with her extensive experience in government, Ms. Schenk’s legal background within our business sector has equipped her with the tools to help our board identify and manage risk. She has also served on the boards of a number of publicly listed companies. This combination enables Ms. Schenk to provide our board with unique perspective on matters pertaining to California’s complex government and regulatory environment.

Neal E. Schmale, 64, has been a director since 2004. He is the President and Chief Operating Officer of the company. He is also a director of Murphy Oil Corporation and the Chairman of the Board of WD-40 Company.

Mr. Schmale brings 29 years of experience at Unocal Corporation, one of the leading gas and oil companies in America, and over a decade of service to our company. Serving not only as a board member and chief financial officer of Unocal, he also benefitted from years of hands-on experience with energy infrastructure operations. Mr. Schmale’s management experience with other public companies within the energy industry and his key role as our Chief Operating Officer bring a multifaceted perspective to the board as it considers our strategy and operations.

Luis M. Téllez, Ph.D. (MIT, 1986), 52, became a director in 2010. He is the Chairman of the Board of Directors and Chief Executive Officer of the Mexican Stock Exchange (Bolsa Mexicana de Valores). Dr. Téllez served as Mexico’s Secretary of Communications and Transportation from 2006 to 2009. He is also a director of Grupo Azucarero México, S.A.B. de C.V., an agricultural and food processing company, and Grupo Embotelladoras Unidas, S.A.B. de C.V., a holding company principally engaged in the beverage industry. Dr. Téllez is a member of the Board of Counselors of McLarty Associates, a director of the Mexican Council of Foreign Affairs, a member of the Trilateral Commission, and a Trustee of Bioversity International. He is a former director of Grupo México S.A. de C.V.; Global Industries Ltd.; FEMSA (Fomento Economico Mexicano S.A.B. de C.V.); DESC, S.A. de C.V.; and The Federal Electricity Commission (La Comisión Federal de Electricidad). Dr. Téllez has also served as Mexico’s Secretary of Energy, Chief of Staff to the President, and Deputy Secretary of Agriculture. He was a managing director of the investment firm, The Carlyle Group, and chief executive officer of DESC, one of Mexico’s largest industrial companies. Dr. Téllez also served as a director of Sempra Energy from June 2006 until November 2006. He resigned as a director of Sempra Energy in view of his appointment as Mexico’s Secretary of Communications and Transportation.

Dr. Téllez’s extensive experience and knowledge of transnational business activities, international energy markets and the Mexican regulatory and financial sectors makes him a valuable addition to the board, particularly as we develop and operate international energy projects.

Proposal 2: Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the independent registered public accounting firm to audit our financial statements and the effectiveness of our internal control over financial reporting for 2011. Representatives of Deloitte & Touche are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

The following table shows the fees that we paid Deloitte & Touche for 2009 and 2010.

	2009		2010

	Fees	% of Total	Fees	% of Total

Audit Fees
Sempra Energy Consolidated Financial Statements and Internal Control Audits, Subsidiary and Statutory Audits	$6,462,000		$6,743,000
SEC Filing and Related Services	123,000		84,000

Total Audit Fees	6,585,000	86%	6,827,000	87%

Audit-Related Fees
Employee Benefit Plan Audits	358,000		441,000
Accounting Consultation	345,000		365,000

Total Audit-Related Fees	703,000	9%	806,000	10%

Tax Fees
Tax Planning and Compliance	255,000		207,000
Other Tax Services	94,000		42,000

Total Tax Fees	349,000	5%	249,000	3%

All Other Fees	9,000	0%	13,000	0%

Total Fees	$7,646,000		$7,895,000

The Audit Committee is directly responsible and has sole authority for selecting, appointing, retaining and overseeing the work and approving the compensation of our independent registered public accounting firm. The committee also pre-approves all audit and permissible non-audit services provided by Deloitte & Touche, including those related to the fees described in the table above. The committee’s pre-approval policies and procedures provide for the general pre-approval of specific types of services, give detailed guidance to management as to the specific services that are eligible for general pre-approval and provide specific cost limits for each service on an annual basis. They require specific pre-approval of all other permitted services. For both types of pre-approval, the committee considers whether the services to be provided are consistent with maintaining the firm’s independence. The policies and procedures also delegate authority to the chair of the committee to address any requests for pre-approval of services between committee meetings, with any pre-approval decisions to be reported to the committee at its next scheduled meeting.

We are asking our shareholders to ratify the appointment of Deloitte & Touche as our independent registered public accounting firm for 2011. Ratification would be advisory only, but the Audit Committee would reconsider the appointment if it were not ratified. Ratification requires the favorable vote of a majority of the votes cast, and the approving majority also must represent more than 25% of our outstanding shares.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU

VOTE “FOR” PROPOSAL 2

Proposal 3: Advisory Vote on Executive Compensation

Our Board of Directors recognizes that performance-based executive compensation is an important element in driving long-term shareholder value. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are asking shareholders to approve an advisory resolution on the company’s executive compensation as reported in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our executive officers named in the executive compensation tables in this proxy statement (“named executive officers”).

Compensation Program and Philosophy

Our executive compensation program is designed to attract, motivate, and retain key employees, including our named executive officers, and promote strong, sustainable, long-term performance. Our compensation philosophy emphasizes:

•	Pay-for-performance.

•	Aligning pay with short- and long-term company performance.

•	Performance-based incentives aligned with value creation for shareholders.

•	Balance between short- and long-term incentives.

•	More pay tied to performance at higher levels of responsibility.

Elements of our pay program that demonstrate our pay for performance philosophy include:

•	Eighty-five percent of our CEO’s target pay is performance-based.

•	Performance measures in our short-term and long-term incentive plans are directly linked to the company’s financial performance and shareholder returns.

•	One hundred percent of short-term and long-term incentive compensation is performance-based.

•	Historically, eighty percent of long-term incentive compensation was in the form of performance-based restricted stock units and twenty percent was in the form of stock options.

•

Beginning in 2011, all long-term incentive compensation will be delivered through performance-based restricted stock units with a performance measure tied to four-year relative cumulative total shareholder return.

2010 Compensation Program Changes

The Compensation Committee made several changes to our compensation program in 2010, including:

•

Removed change in control tax gross-up provision from the CEO’s severance pay agreement, at his request. This builds upon a policy adopted by the board in 2009, under which change in control agreements for new officers will not contain tax gross-up provisions.

•	Increased CEO stock ownership requirements from 5x base salary to 6x base salary.

•	Increased director stock ownership guidelines from 4x retainer to 5x retainer.

•

Adopted a clawback policy that provides for forfeiture, recovery or reimbursement of incentive plan awards as required by law or stock exchange rules. In addition, compensation may be recouped: if the company determines that the results on which compensation was paid were not actually achieved, or in instances of an employee’s fraudulent or intentional misconduct.

Compensation Program Governance

The 2010 compensation program actions build upon a strong compensation governance program. This is exemplified by:

•	The Compensation Committee selects and engages its own advisors. As the committee’s primary advisor, neither Exequity nor any of its affiliates provides any other services to the company.

•	Long-term incentive plan grants are made from a shareholder-approved plan that prohibits stock option repricing and cash buyouts.

•	Employees and directors are prohibited from trading in puts, calls, options or other similar securities related to our common stock.

•	No named executive officers received tax gross-ups.

•	Officers are not given pension credit for years not worked.

•	Change in control severance benefits are payable only upon a change in control with termination of employment (“double trigger”).

2010 Performance

Sempra’s 2010 financial performance, as measured by earnings from operations, was strong. Earnings in 2010 were impacted by two significant one-time events: the sale of substantially all of the businesses and assets within the RBS Sempra Commodities joint venture and the settlement of long outstanding energy crisis litigation with the State of California.

One of the company’s key 2010 objectives was the divestiture of substantially all of the businesses and assets of our commodities-marketing joint-venture, RBS Sempra Commodities. We will realize nearly $2 billion in proceeds related to the sales of these businesses, including approximately $1 billion in 2010. This allowed us to begin a $500 million repurchase of our common stock in September 2010.

Another key objective was the settlement of the energy crisis litigation with the State of California. The settlement, which reduced 2010 earnings by $87 million, eliminated significant legal exposure.

Our non-Commodities businesses performed well in 2010. Our earnings, including Sempra Commodities and calculated in accordance with generally accepted accounting principles in the United States, or GAAP, were $1,119 in 2009 and $739 million in 2010. The company’s earnings, excluding Sempra Commodities, increased from $781 million in 2009 to $894 million in 2010. A reconciliation of our earnings excluding Sempra Commodities to earnings calculated in accordance with GAAP is provided in Appendix A to this proxy statement.

We also achieved several goals that are key to our future financial performance, including:

•	SDG&E began construction of the $1.9 billion Sunrise Powerlink.

•	SDG&E installed approximately two million Smart Meters through January 31, 2011.

•	Southern California Gas Company (“SoCalGas”) received California Public Utilities Commission approval to upgrade six million natural gas meters to Smart Meters.

•	Sempra Generation completed Copper Mountain Solar, the largest solar photovoltaic project in the United States.

•	Sempra Pipelines & Storage doubled its natural gas storage capacity.

While our 2010 total shareholder return was impacted by the uncertainty concerning our exit from the RBS Sempra Commodities joint venture, our long-term total shareholder returns have outpaced the market.

Our five-year total shareholder return of 34% substantially exceeds the S&P 500 Utilities Index return of 21% and the

S&P 500 Index return of 12%. Our ten-year total shareholder return of 208% far surpasses the S&P 500 Utilities Index return of 8% and the S&P 500 Index return of 15%.

Compensation Components

The primary components of our compensation program are base salaries, performance-based annual bonuses and long-term equity-based incentive compensation.

Base Salaries: None of the named executive officers received base salary increases in 2010.

Performance-based Annual Bonuses: We use earnings as the annual bonus performance measure because we believe this measure provides an accurate and comprehensive picture of annual company performance that plan participants, shareholders, analysts and other parties clearly understand. Earnings goals are based on the company’s financial plan with certain adjustments for incentive plan purposes. These adjustments are defined at the beginning of the year. No bonuses are paid unless the company attains a threshold (minimum) performance level for the year.

Performance-based Equity: Long-term equity-based incentives are the largest single component of each named executive officer’s compensation package. Performance is measured over a four-year period and vesting is tied to the company’s four-year cumulative total shareholder return compared to the S&P 500 Utilities Index and the S&P 500 Index.

Compensation Discussion and Analysis

Additional information on our pay program is provided in the Compensation Discussion and Analysis section of this proxy statement.

Recommendation

For the above reasons, we are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:

“RESOLVED, as an advisory matter, the shareholders of Sempra Energy approve the compensation paid to the company’s named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Even though this say-on-pay vote is advisory and will not be binding on the Company, the Compensation Committee and the Board value the opinions of our shareholders. Accordingly, to the extent there is a significant vote against the compensation of our named executive officers, we will consider our shareholders’ concerns and the Compensation

Committee will evaluate what actions may be necessary or appropriate to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU

VOTE “FOR” PROPOSAL 3

Proposal 4: Advisory Vote on the Frequency of Advisory Votes on Executive Compensation

Pursuant to recently adopted Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are asking shareholders to vote on whether future advisory votes on executive compensation of the nature reflected in Proposal Number 3 above should occur every year, every two years or every three years.

After careful consideration and dialogue with our shareholders, the Board of Directors has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the company at this time. The board recommends that shareholders vote for future advisory votes on executive compensation to occur every year.

While our executive compensation programs are designed to promote a long-term connection between pay and performance, the board recognizes that executive compensation disclosures are made annually. Given that the “say-on-pay” advisory vote provisions are new, holding an annual advisory vote on executive compensation provides the company with more direct and immediate feedback on our compensation disclosures.

However, shareholders should note that the advisory vote on executive compensation occurs well after the beginning of the compensation year. In addition, the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another. Therefore, in many cases it may not be appropriate or feasible to change our executive compensation programs in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of shareholders.

We believe that an annual advisory vote on executive compensation is consistent with our practice of seeking input and engaging in dialogue with our shareholders on corporate governance matters (including the company’s practice of having all directors elected annually and annually providing shareholders the opportunity to ratify the Audit Committee’s selection of independent auditors) and our executive compensation philosophy, policies and practices.

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the board. Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Shareholders are not voting to approve or disapprove the board’s recommendation.

The option of one year, two years or three years that receives the greatest number of affirmative votes will be considered to be the preferred option of shareholders.

Although non-binding, the board and the Compensation Committee will carefully review the voting results. Notwithstanding the board’s recommendation and the outcome of the shareholder vote, the board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to our compensation programs.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU

VOTE TO CONDUCT FUTURE ADVISORY VOTES

ON EXECUTIVE COMPENSATION EVERY YEAR

SHAREHOLDER PROPOSALS

The following three proposals have been submitted by shareholders and are included in this proxy statement in accordance with the Securities and Exchange Commission’s Shareholder Proposal Rule. They are presented as submitted by the shareholder proponents, whose names and addresses will be provided promptly to any shareholder who orally or in writing requests that information from our Corporate Secretary.

Each proposal will be voted on at the Annual Meeting only if it is properly presented by the shareholder proponent or the proponent’s qualified representative. To be approved by shareholders, a proposal must receive the favorable vote of a majority of the votes cast on the proposal, and the approving majority must also represent more than 25% of our outstanding shares.

FOR THE REASONS STATED BELOW, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” EACH OF THE SHAREHOLDER PROPOSALS

Proposal 5: Shareholder Proposal to Allow Shareholder Action by Written Consent

The Proposal

5 — Shareholder Action by Written Consent

RESOLVED, Shareholders hereby request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting (to the fullest extent permitted by law).

This proposal topic also won majority shareholder support at 13 major companies in 2010. This included 67%-support at both Allstate (ALL) and Sprint (S). Hundreds of major companies enable shareholder action by written consent.

Taking action by written consent in lieu of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A study by Harvard professor Paul Gompers supports the concept that shareholder dis-empowering governance features, including restrictions on shareholder ability to act by written consent, are significantly related to reduced shareholder value.

The merit of this Shareholder Action by Written Consent proposal should also be considered in the context of the need for additional improvement in our company’s 2010 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm rated our company “D” with “High Governance Risk,” “Moderate Concern” in Board Composition and “High Concern” in Executive Pay—$20 million for our CEO Donald Felsinger.

Our Executive Pay Committee was allowed to apply discretion in giving executive bonuses; performance-based restricted stock awards paid out for sub-par performance. Mr. Felsinger’s pension was increased $12 million (related to his recent marriage).

There were high levels of executive lump sum cash payments in the event of termination and accelerated vesting of equity awards upon a change in control. Mr. Felsinger attracted our highest negative votes — up to 5-times higher than our other directors.

William Ouchi and William Rutledge were marked as “Flagged (Problem) Directors” due to their FirstFed Financial Corp. directorships as FirstFed slid into bankruptcy in 2010. Directors Ouchi and Rutledge were still allowed to make up 50% of our Executive Pay Committee. Director Ouchi was also 25% of our Nomination Committee. Wilford Godbold, age 71 and with 20-years long-tenure (independence concern), was on our Audit Committee with William Jones and his 16-years long-tenure.

A lawsuit said Sempra constructed a remote $17 million “Casa Azul” oceanfront vacation home for Mr. Felsinger in Baja California and paid bribes. Casa Azul had a $65,000 home-theater system, a $55,000 bar and a fully stocked wine cellar. The U.S. Foreign Corrupt Practices Act prohibits American companies from paying bribes to political leaders in other countries.

A Mexican federal district court directed Mexican government agencies to temporarily suspend authorizations for the operation of Sempra’s Ensenada, Mexico liquefied natural gas terminal, pending further legal proceedings in a land dispute.

Please encourage our board to respond positively to this proposal to initiate improved corporate governance and financial performance: Shareholder Action by Written Consent — Yes on 5.

The Board of Directors Position

For the reasons discussed below, the Board of Directors believes that you should vote AGAINST this shareholder proposal. This proposal would allow a group of shareholders that together holds a majority of Sempra Energy’s outstanding shares to approve actions without holding a meeting of the company’s shareholders. The board does not believe that this is in the best interests of shareholders, especially smaller shareholders.

Our shareholders already have the right to call for a special meeting of shareholders at any time, outside the regularly scheduled annual meeting. Under California law and our bylaws, holders of 10% or more of the outstanding shares of our common stock can call a special meeting of shareholders. This would be a shareholder meeting in addition to our annual meeting held every spring. Unlike a written consent, a special meeting allows shareholders to consider and discuss with the board and management issues concerning the proposals to be voted on and allows you to actually vote on those proposals at the special meeting. Our threshold of 10% for calling a special meeting is mandatory under California law and is lower than the threshold at most S&P 500 companies.

This shareholder proposal for action by written consent of a majority could enable some shareholders to take action without all of the shareholders being protected by the communications and transparent processes associated with a shareholder meeting. Implementing this proposal would allow shareholders representing a simple majority to take action without giving notice of a meeting or issuing a proxy statement that provides a full discussion of the issues that are the subject of the consent solicitation.

An action by written consent could become effective without your knowledge or approval and without even providing you with an opportunity to vote or raise any objection. The group of shareholders acting by written consent could consist of only a small group of the company’s larger shareholders who have no obligation to consider the rights or interests of the other shareholders. Indeed, members of a group acting by written consent would only have to own their shares on the day that the consent was delivered to the company, so that these shareholders could borrow shares simply for the purpose of taking action without making a longer-term economic investment in our company.

In addition to the right of shareholders to call a special meeting, as a shareholder of Sempra Energy you also have significant other rights that exceed those found at many other companies. For example, you elect directors annually and you vote on other matters by a simple majority vote, the minimum voting requirement under California General Corporation Law. Our bylaws require that, for any director who does not receive a majority of the votes cast at an election of directors, his or her term will end not later than 90 days after the election date. Finally, we have no “poison pill,” a common anti-takeover defense.

This shareholder proposal incorrectly claims that the board has applied its discretion to pay bonuses and performance-based awards of restricted stock. In fact, all such awards are based upon pre-established metrics that measure the company’s performance against objective standards, including earnings, increases in stock price and relative total shareholder returns.

The shareholder proposal also recites various unsubstantiated allegations from lawsuits that the company is addressing through the proper legal channels. We do not believe that these items are relevant to your ability to annually review and elect board members from the slate of talented and experienced candidates that the Corporate Governance Committee evaluates and recommends to the board for nomination and election. The board believes that this shareholder proposal would not add value to the company’s governance practices or to you as a shareholder.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU

VOTE “AGAINST” PROPOSAL 5

Proposal 6: Shareholder Proposal Regarding Retirement Benefits

The Proposal

RESOLVED: The shareholders of Sempra Energy (“Sempra” or the “Company”) urge the Board of Directors to seek shareholder approval for any future extraordinary retirement benefits for senior executives. The Board should implement this policy in a manner that does not violate any existing employment agreement or other contract, or any vested pension benefit.

For purposes of this resolution, “extraordinary retirement benefits” means receipt of additional years of service credit not actually worked, preferential benefit formulas not provided under the Company’s tax-qualified retirement plans, accelerated vesting of retirement benefits, and retirement perquisites and fringe benefits that are not generally offered to other Company employees.

Supporting Statement

Supplemental executive retirement plans provide retirement benefits for a select group of management or highly compensated employees whose compensation exceeds limits set by federal tax law. The associated pension liabilities for these plans can be significant.

For example, in addition to a Cash Balance Plan generally available to most other employees, Sempra provides a Supplemental Executive Retirement Plan (“SERP”) for top executives. This SERP pays a select group of top executives additional retirement benefits by including a significant portion of these executives’ annual cash incentive bonuses that would otherwise be excluded from earnings under the regular pension plan.

In our opinion, this supplemental executive retirement plan is patently unreasonable. In last year’s proxy, the Company estimated that the present value of accumulated benefits payable to CEO Donald Felsinger under the SERP was nearly $34 million.

In light of the high levels of executive pay at our Company, it is simply not credible for our Board to claim that these supplemental retirement benefits are necessary to recruit or retain talented executives. For example, the Board awarded our CEO nearly $21 million in total compensation during 2009, and more than $37.5 million to only five top officers.

Under these circumstances, we believe it is ludicrous to suggest that in order to attract or retain talented executives, our Board must also bestow these lucrative supplemental executive retirement benefits on top officers.

To help ensure that the use of SERPs is in the best interests of shareholders, we believe these benefits should be submitted for shareholder approval. Because it may not always be practical to seek prior approval, the Company has the option under our proposal to seek shareholder approval after the material terms have been agreed upon with an executive.

For these reasons, we urge shareholders to vote FOR this proposal.

The Board of Directors Position

The Board of Directors believes that this proposal is not in the best interests of the company. The adoption of this proposal:

•	Would jeopardize our ability to timely attract and retain senior leadership critical for our future success,

•	Would have significant adverse impacts on our executive recruitment and hiring process, and

•	Is unnecessary, as the company and the Compensation Committee exercise appropriate judgment and employ reasonable processes in these matters.

For these reasons, as more fully addressed below, the board recommends that you vote AGAINST adoption of this proposal.

Attraction and Retention of Senior Leadership

Retirement benefits are a critical component of a senior executive’s overall compensation program and are essential to attracting, motivating and retaining the most highly talented executives with a demonstrated history of leadership and operating performance.

In the next several years, we will experience a number of senior executive and officer retirements. Because we need to continue to recruit experienced external executives, the Compensation Committee must have flexibility to provide competitive compensation and benefits, including retirement benefits, to senior executives.

Retirement benefits are an important factor in an executive’s decision to accept or reject a new position. In many instances, the best leaders must forfeit accumulated retirement benefits and equity grants with their current employer in order to accept a new position.

As we continue to implement our growth strategy, the committee must have the compensation tools necessary to competitively attract and maintain the very best leadership.

Impact on Executive Recruitment Process

The board believes that adoption of this proposal would have a significant adverse impact on the company’s ability to recruit and retain the best leadership talent available. The executive compensation process needs to be sufficiently flexible to allow our Board to privately recruit and make binding offers and commitments on a timely basis.

Requiring shareholders’ approval of retirement benefits would be impractical for several reasons:

•	First, the shareholder pre-approval process would make recruiting negotiations public and would jeopardize the executive’s current employment arrangements.

•

Second, even if shareholder approval followed an offer or commitment of employment, the offer would have to become public well in advance of a shareholders’ meeting, again jeopardizing the executive’s current employment.

•	Few candidates would want to accept an offer when a subsequent shareholder vote could reject the terms of the offer.

•

Finally, unless the vote coincided with a regularly scheduled shareholders meeting, the time and mechanics of holding a special shareholders meeting to approve certain components of compensation would delay or disrupt important recruitment decisions.

Compensation Committee Evaluation of Executive Pay

Sempra Energy has a long-established process for the evaluation and implementation of a competitive compensation and benefits program for our senior executives and all employees. Retirement benefits are an important element of our executive compensation program.

The Compensation Committee (composed of independent directors) and all board members are mindful of the issues surrounding executive compensation. For this reason, the committee carefully reviews all facets of executive compensation and benefits, including retirement benefits. The committee retains the assistance of independent outside experts to review compensation and benefits, and adjusts compensation or benefits when deemed appropriate and necessary in the long-term interests of shareholders.

Executive retirement benefits for a small group of senior officers are provided under our Supplemental Executive Retirement Plan. Currently, there are 21 participants in the Supplemental Executive Retirement Plan. Since the beginning of 2005, the Compensation Committee has provided Supplemental Executive Retirement Plan benefits to only three new officers. In each of these three cases, the committee deemed it necessary to provide these benefits in order to attract and retain the particular executive.

Conclusion

The board believes that adoption of a proposal which limits the company’s future flexibility in granting executive retirement benefits in appropriate situations, or to condition such grants upon shareholder approval, would deter highly qualified executives from considering employment with us and would significantly limit our ability to attract, motivate and retain the senior leadership critical for our future success.

For the reasons discussed above, the board believes that the day-to-day decisions of hiring and compensating senior leaders should continue to be managed by the independent members of the Board of Directors that are elected annually by a majority of the company’s shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU

VOTE “AGAINST” PROPOSAL 6

Proposal 7: Shareholder Proposal Regarding Sustainability

The Proposal

RESOLVED: That the shareholders of Sempra Energy (“Sempra” or “Company”) request the Board’s Compensation Committee, when setting senior executive compensation, include sustainability as one of the performance measures for senior executives under the Company’s annual and/or long-term incentive plans. Sustainability is defined as how environmental, social and financial considerations are integrated into corporate strategy over the long term.

Supporting Statement

We believe that the long-term interests of shareholders, as well as other important constituents, are best served by companies that operate their businesses in a sustainable manner focused on long-term value creation. As the recent financial crisis demonstrates, those boards of directors and management that operate their companies with integrity and a focus on the long term are much more likely to prosper than ones that are dominated by a short-term focus. The best means of demonstrating a company’s commitment to the concept of sustainability is through incorporating it as a performance measure in the Company’s annual and/or long-term incentive plans.

We note that the Company has consistently affirmed its commitment to the concept of sustainability. Sempra’s 2009 Corporate Responsibility Report is entitled, “Powering Our Changing World.” In it the Company states:

Powering Our Changing World is Sempra Energy’s second annual corporate responsibility report. It describes our performance on key environmental, social and economic issues and provides detail on the actions taken to develop sustainable energy solutions for today, and the future.

In response to stakeholder feedback, we made several changes and additions to this year’s report including:

The key performance indicator table on page 36 summarizes our corporate responsibility performance.

Our reporting continues to be informed by the Global Reporting Initiative (GRI) G3 Sustainability Reporting Guidelines, a standardized framework for disclosing an organization’s environmental, social and economic performance.

The CEO Letter serving as introduction to the report states:

In Powering Our Changing Word — Sempra’s second corporate responsibility report — we outline how we are translating our commitment to corporate citizenship and long-term energy sustainability into action.

While these words are laudable, incorporating them into the Company’s senior executive compensation program would give them real impact. Yet today, neither the Company’s annual incentive plan or its long-term incentive plan utilizes any performance measures related to sustainability. We believe that this represents a serious shortcoming.

Other companies have added sustainability to the metrics that they use when determining executive compensation. British utility company National Grid announced last year it would partly base executive compensation on meeting targets for reducing carbon emissions. In addition, Xcel Energy in its 2009 proxy statement discloses that certain annual incentive payments are dependent on green house gas emission reductions alongside the weight given to meeting earnings per share targets. Also Intel Corporation calculates every employee’s annual bonus based on the firm’s performance on measures that include energy efficiency, completion of renewable energy and clean energy projects, and the company’s reputation for environmental leadership.

We urge shareholders to vote FOR this important compensation reform.

The Board of Directors Position

As a responsible corporate citizen, we are fully committed to conducting our business operations in an ethical and socially and environmentally sustainable manner, and to being good community partners where we operate. In particular, we seek to be a steward of the environment and to conduct our own business operations in an efficient and sustainable manner.

Sempra Energy has been a leader in the area of sustainability and has been recognized for its efforts by numerous public and private institutions. However, we do not believe that using the single prescriptive factor described in this proposal is appropriate for our performance-based executive compensation program. For the reasons described below, the Board of Directors recommends that you vote AGAINST this shareholder proposal.

Commitment to Sustainability

We prepare an annual corporate responsibility report that describes the numerous ways in which we endeavor to be a constructive, thoughtful and sustainable business leader in the communities in which we operate. Our 2009 corporate responsibility report is available on our website at www.sempra.com/cr. Our commitment to being a responsible corporate citizen is exemplified by our diverse work-force, our community volunteerism and partnerships, our philanthropic activities and our safe, resource-efficient approach to operating our company.

Here are a few specific examples illustrating our commitment to sustainability:

•

Sempra Energy has one of the lowest carbon foot prints of any comparable company in the energy services business. Our carbon dioxide emissions rate per megawatt hour is about half the national average.

•	Our low-carbon business model relies upon clean natural gas, energy efficiency, renewable power (such as solar and wind), and technological innovation (such as smart meters and infrastructure).

•	Sempra Energy business units have implemented ground-breaking programs to conserve energy, water and other resources, recycling a range of items from paper to transformers.

•	Sempra Energy business units are engaged in the business of transporting and delivering clean-burning natural gas to provide for the energy needs of our customers.

•

We are a leader in wind and solar projects, and have just constructed the largest U.S. photovoltaic solar project, capable of powering 14,000 homes. We are also developing well over 1,000 MW of wind and solar power projects around North America.

•	Our two California utilities are national leaders in promoting renewable energy, conservation and energy efficiency, including customer-focused programs and use of electric cars.

We focus on, and expect each of our employees to focus on, important company values including respect, teamwork, inclusiveness and community involvement. These are values that we endeavor to live by. We do not believe that any of these values needs to be singled out as a particular incentive for purposes of our executive compensation programs.

Compensation Plan Design

While it may be appropriate from time to time to incorporate new performance measures into our compensation program, the board believes that it is most appropriate for the Compensation Committee to determine which specific measures to implement. The committee is in the best position to evaluate changes in our compensation program that will promote the company’s goals and create long-term shareholder value.

Leaders of our individual business units do have performance-based compensation tied to the achievement of a range of goals relating to energy efficiency, renewable energy standards and projects, environmental standards, employee health and safety, and financial and operational goals.

The performance measures we use to compensate our senior corporate executives consist of a range of objective goals that promote creation of long-term shareholder value. For these executive officers, we generally avoid using subjective measures that may affect the tax deductibility of compensation. The board does not believe that a narrowly focused sustainability measure, as advocated by this proposal, can be included effectively in the performance-based compensation program for our senior corporate executives.

Conclusion

We and our executives firmly believe that the efficient and sustainable deployment and use of energy are in the best interests of our shareholders and the global community. However, we do not believe that making sustainability a distinct performance measure under our executive compensation programs is an appropriate design to drive long-term shareholder value. Although the board agrees with the proponent of this proposal that sustainability is extremely important, the board believes that this overly prescriptive shareholder proposal is not in the best interests of our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU

VOTE “AGAINST” PROPOSAL 7

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

What information is provided in this section of the proxy?

In this Compensation Discussion and Analysis, we:

•	Discuss the roles and responsibilities of the Compensation Committee of the Sempra Energy Board of Directors.

•	Outline our compensation philosophy and discuss how the Compensation Committee determines executive pay.

•	Describe each element of executive pay, including base salaries, short- and long-term incentives and executive benefits.

•	Describe how we manage risk in our incentive compensation plans.

What is our Compensation Philosophy?

The Compensation Committee of our Board of Directors sets the company’s executive pay philosophy.

Our compensation philosophy emphasizes:

•	Aligning pay with short-term and long-term company performance.

•	Performance-based incentives aligned with value creation for shareholders.

•	Balance between short- and long-term incentives.

•	More pay tied to performance at higher levels of responsibility.

Elements of our pay program that demonstrate our pay- for-performance philosophy include:

•	Eighty-five percent of our CEO’s target pay is performance-based.

•	Performance measures in our short-term and long-term incentive plans are directly linked to the company’s financial performance and shareholder returns.

•	One hundred percent of short-term and long-term incentive compensation is performance-based.

•	Historically, eighty percent of long-term incentive compensation was in the form of performance-based restricted stock units and twenty percent was in the form of stock options.

•	Beginning in 2011, all long-term incentive compensation will be delivered through performance-based restricted stock units with a performance measure tied to four-year relative cumulative total shareholder return.

We believe this compensation philosophy enables us to attract, motivate and retain key executive talent and promote strong, sustainable long-term performance.

Our compensation program goals include:

•	Attracting and retaining executives of outstanding ability and proven experience who demonstrate high standards of integrity and ethics.

•	Aligning compensation with company performance and the interests of shareholders.

•	Motivating executives to achieve superior performance.

•	Strongly linking executive compensation to both annual and long-term corporate, business unit and individual performance.

Company performance is the key indicator of whether our programs are effective. We use earnings (net income excluding earnings from non-controlling interests) as the primary measure of company performance in our annual incentive plans. In contrast, stock price appreciation and total return to shareholders are the key measures for long-term performance.

How has the company performed compared to general industry and our peers?

Sempra’s 2010 financial performance, as measured by earnings from operations, was strong. Earnings in 2010 were impacted by two significant one-time events:

•	The sale of substantially all of the businesses and assets within the RBS Sempra Commodities joint venture.

•	The settlement of long outstanding energy crisis litigation with the State of California.

One of the company’s key 2010 objectives was the divestiture of substantially all of the businesses and assets of our commodities-marketing joint-venture, RBS Sempra Commodities. We will realize nearly $2 billion in proceeds related to the sales of these businesses, including approximately $1 billion in 2010. This allowed us to begin a $500 million repurchase of our common stock in September 2010.

Another key objective was the settlement of the energy crisis litigation with the State of California. The settlement, which reduced 2010 earnings by $87 million, eliminated significant legal exposure.

The company’s earnings, including Sempra Commodities and calculated in accordance with generally accepted accounting principles in the United States, or GAAP, for fiscal years 2006, 2007, 2008, 2009 and 2010 were $1,406 million, $1,099 million, $1,113 million, $1,119 million and $739 million, respectively.

Our non-Commodities businesses performed well in 2010. Earnings, excluding Sempra Commodities, increased from $781 million in 2009 to $894 million in 2010.

Figure 1.

*	For reconciliations of Sempra Energy’s earnings excluding Sempra Commodities to Sempra Energy’s earnings calculated in accordance with GAAP, please see Appendix A to this proxy statement.

** Represents	$325 million in earnings related to one-time asset sales.

We also achieved several goals that are key to our future financial performance, including:

•	SDG&E began construction of the $1.9 billion Sunrise Powerlink.

•	SDG&E installed approximately two million Smart Meters through January 31, 2011.

•	SoCalGas received California Public Utilities Commission approval to upgrade six million natural gas meters to Smart Meters.

•	Sempra Generation completed Copper Mountain Solar, the largest solar photovoltaic project in the United States.

•	Sempra Pipelines & Storage doubled its natural gas storage capacity.

While our 2010 total shareholder return was impacted by the uncertainty concerning our exit from the RBS Sempra Commodities joint venture, our long-term total shareholder returns have outpaced the market.

Total Shareholder Return *	Sempra Energy	S&P 500 Utilities	S&P 500
Ten-Year Total Return	208%	8%	15%
Five-Year Total Return	34%	21%	12%
One-Year Total Return	(3%)	5%	15%

Table 1.

*	Total shareholder return is the percentage change in the market value of an investment at the end of the relevant investment period (assuming reinvestment of dividends) from its market value at the beginning of the period.

Table 1 shows that the company’s total return to shareholders has substantially exceeded the long-term returns of both the S&P 500 Utilities Index and the S&P 500 Index.

Were there any changes to the compensation program in 2010?

The Compensation Committee made several changes to our compensation programs in 2010, including:

•

Removed change in control tax gross-up provision from the CEO’s severance pay agreement, at his request. This builds upon a policy adopted by the board in 2009, under which change in control agreements for new officers will not contain tax gross-up provisions.

•	Increased CEO stock ownership requirements from 5x base salary to 6x base salary.

•	Increased director stock ownership guidelines from 4x retainer to 5x retainer.

•

Adopted a clawback policy that provides for forfeiture, recovery or reimbursement of incentive plan awards as required by law or stock exchange rules. In addition, compensation may be recouped if the company determines that the results on which compensation was paid were not actually achieved, or in instances of an employee’s fraudulent or intentional misconduct.

What other compensation governance measures are in place?

The 2010 compensation program actions build upon a strong compensation governance program. This is exemplified by:

•	The Compensation Committee selects and engages its own advisors. As the committee’s primary advisor, neither Exequity nor any of its affiliates provides any other services to the company.

•	Long-term incentive plan grants are made from a shareholder-approved plan that prohibits stock option repricing and cash buyouts.

•	Employees and directors are prohibited from trading in puts, calls, options or other similar securities related to our common stock.

•	No named executive officers received tax gross-ups.

•	Officers are not given pension credit for years not worked.

•	Change in control severance benefits are payable only upon a change in control with termination of employment (“double trigger”).

COMPENSATION COMMITTEE ROLES AND RESPONSIBILITIES

Overview

The Compensation Committee’s primary role is to determine all aspects of compensation for our executive officers. The committee reviews all components of pay for the Chief Executive Officer and other executive officers.

The committee holds four regularly scheduled meetings each year, with additional meetings scheduled when required. The committee’s chair approves the agenda prior to each meeting. Five directors currently sit on the committee. Each director is:

•	An independent director under independence standards established by the New York Stock Exchange.

•	An outside director under Section 162(m) of the Internal Revenue Code.

•	A non-employee director under Rule 16b-3 of the Exchange Act.

The Compensation Committee:

•	Sets its meeting dates and agenda items annually.

•	Considers standing agenda items and other topics at each meeting.

•	Holds an executive session at each meeting without management.

•	Recommends changes to its charter for approval by the board as needed.

•	Retains its own independent advisors.

The most recent charter review was held in June 2010. The charter is on our website at www.sempra.com under the “Investor” and “Governance” tabs.

Responsibilities of the Compensation Committee

The Compensation Committee’s major responsibilities include:

•

Analyzing executive compensation market data, including base salaries, annual bonuses, long-term incentives and pay, as well as executive compensation principles, strategies, trends, regulatory requirements and current programs.

•

Overseeing and approving annual incentive plans, equity-based plans, severance plans, deferred compensation arrangements, retirement benefits and other programs and benefits that primarily cover executive officers.

•	Reviewing and approving corporate goals and objectives relevant to the compensation of the company’s Chief Executive Officer and other executive officers.

•

Leading the evaluation of the performance of the CEO in light of these goals and objectives and, based on individual and company performance, competitive compensation information and other considerations, recommending CEO compensation for approval by the board.

•	Tracking and understanding the total compensation of each executive officer and reviewing, at least once a year, tally sheets that summarize the major elements of compensation.

•	Reviewing and approving new or amended broad-based, “qualified” benefit plans and programs.

•	Reporting annually on succession planning to the board.

•	Reviewing and approving the Compensation Discussion and Analysis included in the annual proxy statement.

•	Analyzing long-term incentive plan overall dilution and current annual dilution rates.

•	Assuring that the compensation programs encourage and reward sustainable, moderate-risk growth.

Tally Sheets for Committee and Board

The Compensation Committee uses tally sheets to review and evaluate the company’s total executive compensation and benefit programs. These tally sheets, along with information prepared annually for the proxy statement, are used to consider:

•	Information for analyzing the design, operation and effectiveness of our executive compensation programs.

•	The total dollar value of executives’ accumulated compensation and benefits, including holdings of our common stock and realized and unrealized gains under equity-based compensation awards.

•	Estimated pension benefits, life insurance benefits, and deferred compensation balances.

•	Information on change-in-control scenarios.

The committee does not rely on tally sheets to establish specific pay levels. Instead, pay levels are based primarily on external market data, and other considerations described elsewhere in this discussion.

In addition, board members receive a Compensation Program Summary. The summary provides an overview of our executive compensation philosophy, information on each executive compensation plan, and officer and employee demographic data.

The Compensation Committee’s Advisors

The Compensation Committee retains advisors to assist it on matters affecting executive compensation. It has the sole authority to select, compensate and terminate its external advisors.

In 2010, Exequity was the committee’s primary compensation consultant. Exequity is a nationally recognized independent provider of executive compensation advisory services with no legal or financial connection to any other service provider. An Exequity representative attended all committee meetings and met in executive session with the committee members at three of the four meetings held during 2010.

Exequity supported the committee by:

•	Providing competitive data on compensation and relative performance of peer group companies.

•	Recommending pay programs and salary increase budgets.

•	Making presentations on regulatory and legislative matters affecting executive compensation.

•	Providing opinions on the reasonableness of compensation.

•	Consulting on other related matters as needed.

Exequity and its affiliates do not perform any work for the company outside of its role as consultant to the Compensation Committee.

Our Chief Executive Officer attends the non-executive session of each committee meeting, as does our Senior Vice President of Human Resources. Our human resources department assists the committee by preparing tally sheets and other compensation information and analyses for consideration by the committee. Both the committee members and the independent consultant receive all presentation materials well in advance of committee meetings.

Our accounting, finance and law departments also support the committee with respect to compensation-related matters, including issues related to broad-based benefit plans and regulatory reporting and compliance.

MANAGEMENT’S ROLE

Our Chief Executive Officer does not determine or approve any element or component of his own pay. Our other executive officers also do not determine or approve their own pay. This includes base salary, annual bonus, long-term incentives, or other aspects of compensation. Our CEO does not meet separately with the committee’s compensation consultants.

The Compensation Committee does seek our CEO’s views on the performance of our other executive officers and he makes pay recommendations for these officers. In addition, the committee frequently requests input from the CEO on what programs and goals he believes might be most appropriate given the strategic direction of the company.

LABOR MARKET BENCHMARKING

How does the committee use external market data in determining pay?

The Compensation Committee uses external pay data to help align executive compensation levels, in total and by component, with the labor market. The committee views the labor market for our most senior positions as a nationwide, broad cross-section of companies in various industries.

During this benchmarking process, the committee:

•	Reviews external market data from the Hewitt Associates Total Compensation Database covering 175 non-financial Fortune 500 companies.

•

Reviews summary statistics of the companies included in this database (but not company-specific information) with the goal of managing total target pay opportunities to the median of this summary data. Actual pay levels will rise above or fall below these standards as a result of actual company and individual performance.

•	Reviews pay and performance data in proxy statements and other public filings of energy and utility companies.

•	In prior years, the peer group was composed of 22 companies.

•	In 2010, the peer group was expanded to become the 35 companies that make up the S&P 500 Utilities Index (see Table 2).

•	This is consistent with the peer group used in connection with our long-term incentive awards.

•	The energy and utility peer group review provides an additional basis for assessing executive compensation and corporate performance.

•	This review gives us a better understanding of the effectiveness of our emphasis on “pay-for-performance” in relation to the performance of our peer group.

The peer group companies and their Market Capitalization on December 31, 2010 and 2010 Net Income or Earnings are listed in Table 2.

Companies Included in 2010 Review (S&P 500 Utilities Index Companies) (Millions of $)	Market Capitalization	2010 Net Income
AES Corporation	$9,599	$9
Allegheny Energy, Inc.	$4,119	$412
Ameren Corp.	$6,761	$139
American Electric Power Co.	$17,280	$1,214
Centerpoint Energy	$6,652	$442
CMS Energy	$4,549	$340
Consolidated Edison	$14,402	$1,003
Constellation Energy	$6,120	$(983)
Dominion Resources	$24,799	$2,808
DTE Energy	$7,664	$630
Duke Energy	$23,590	$1,320
Edison International	$12,576	$1,308
Entergy corp.	$12,814	$1,270
EQT Corp.	$6,688	$228
Exelon	$27,541	$2,563
FirstEnergy Corp.	$11,285	$784
Integrys Energy Corp.	$3,764	$224
NexEra Energy, Inc.	$21,620	$1,957
Nicor	$2,273	$138
NiSource	$4,904	$292
Northeast Utilities	$5,621	$388
NRG Energy, Inc.	$4,830	$477
ONEOK, Inc.	$5,907	$335
Pepco Holdings, Inc.	$4,097	$32
PG&E Corp.	$18,756	$1,113
Pinnacle West Capital Corp.	$4,506	$350
PPL Corp.	$12,720	$938
Progress Energy	$12,737	$856
Public Service Enterprises Group	$16,094	$1,564
Questar corp.	$3,041	$339
SCANA Corp.	$5,165	$376
Southern Company	$31,758	$2,040
TECO Energy	$3,822	$239
Wisconsin Energy Corp.	$6,881	$457
XCEL Energy, Inc.	$10,836	$756
Sempra Energy	$12,598	$733
Average	$10,736	$753
Median	$6,881	$457

Table 2.

How does the committee use internal equity in determining pay?

The committee uses internal equity to determine the compensation for positions that are unique or difficult to benchmark against market data. Internal equity is also considered in establishing compensation for positions considered to be equivalent in responsibilities and importance.

COMPENSATION COMPONENTS

The primary components of our compensation program are:

•	Base salaries

•	Performance-based annual bonuses

•	Long-term equity-based incentive awards

Additional benefits include health and welfare programs, retirement and savings plans, personal benefits and severance pay.

All of our executive officers participate in the same compensation programs. However, market compensation levels used to establish compensation for the named executive officers vary substantially based upon the roles and responsibilities of individual officers. Thus, the Chief Executive Officer’s total compensation is approximately 193% of the compensation of the next highest paid officer and 252% of the average compensation of the four other named executive officers.

Managing Risk in Compensation Plans

The committee manages the risk inherent in incentive compensation plans by balancing short- and long-term incentives and linking a higher proportion of total compensation to long-term incentives. Risk is also managed through the incentive plan design and selection of the performance measures. Our risk management program is further strengthened by our adoption of a clawback policy. This policy applies to both short-term and long-term incentive plans.

Our long-term incentive awards:

•	Avoid “cliffs” in the payout scale, with no payout for performance at threshold. Payout scale ranges from 0% at threshold to 150% at maximum.

•	An example of a cliff is a scale that pays 50% for threshold performance and 0% for performance below threshold.

•	The committee believes cliffs create pressure points that may encourage unintended results.

•	Provide for a four-year performance period for our restricted stock unit grants. This time period is consistent with the typical development time frame for our major capital investment projects.

•	Use a market-based performance measure, relative total shareholder return, for our restricted stock unit grants.

•	Measure our total shareholder return against the S&P 500 Utilities Index rather than against a peer group selected by the company.

Our annual bonus plans:

•	Avoid “cliffs” in the payout scale, with no payout for performance at threshold. Payout scale is linear, ranging from 0% at threshold to 200% at maximum.

•

Use a corporate financial performance measure that is based on the earnings reported in our financial statements with certain predefined adjustments. These adjustments are limited and made only after thoughtful consideration by the committee.

•	Provide the committee with downward discretion over incentive plan payouts.

Pay Mix

What is “Pay Mix”?

Pay mix is the relative value of each of the primary compensation components as a percentage of total compensation. Figure 2 shows each component of our CEO’s total pay at target company performance.

Figure 2.

Why is pay mix important?

Our pay mix helps to align the interests of executives with the interests of shareholders. It does this by providing a much greater portion of pay through performance-based annual and long-term incentives rather than through base salary. This means that most pay is variable and will go up or down in value based on company performance. Approximately 85% of our CEO’s total pay is delivered through performance-based incentives.

Figure 3 shows the percent of total pay at company target performance that comes from each major pay component for each of our named executive officers.

Figure 3.

Actual pay mix may vary substantially from that shown in the table. This may occur as a result of corporate performance, which greatly affects annual bonuses and the value of long-term incentives.

1.	Base Salaries

Our executive compensation programs emphasize performance-based pay. This includes annual bonuses and equity-based long-term incentive awards. However, base salaries remain a necessary and typical part of compensation for attracting and retaining outstanding employees at all levels.

Salaries for our executive officers approximate the median of those for the non-financial Fortune 500 companies. Using national general industry comparisons helps us attract and retain top-quality executive talent from a broad range of backgrounds.

The Compensation Committee annually reviews base salaries for executive officers.

The committee considers the following factors in its review:

• Approximate mid-range of Fortune 500 salary data • Individual contribution and performance • Labor market conditions • Reporting relationships • Company performance	• Retention needs • Experience • Complexity and importance of roles and responsibilities • Market characteristics • Succession planning • Internal equity

Base Salary Adjustments for 2010

Due to the economic climate, none of the named executive officers received base salary increases in 2010.

2.	Performance-Based Annual Bonuses

Incentive Compensation Pool

Executive officers may receive annual performance-based bonuses under our shareholder-approved Executive Incentive Plan. Under the terms of the plan, a compensation pool based on operating earnings is established for each year. The plan is intended to preserve the deductibility of the bonuses under Section 162(m) of the Internal Revenue Code while providing flexibility to the Compensation Committee in administering the plan.

Please see “Executive Compensation — Compensation Tables — Grants of Plan-Based Awards” for additional details regarding the plan.

Performance Guidelines and Bonus Payments

Each year the Compensation Committee establishes performance guidelines for bonus payments. These guidelines are substantially lower than the shareholder-approved incentive plan maximums.

Consistent with our pay-for-performance philosophy, the guidelines do not provide for any bonus payment unless the company attains a threshold (minimum) performance level for the year. Bonus opportunities increase from 0% for performance at the threshold level to 200% of target for performance at maximum.

Potential bonuses at threshold, target and maximum company performance are expressed as a percentage of each named executive officer’s base salary. Table 3 illustrates how these percentages vary with the individual officer’s position and attainment of goals.

In 2010, bonus opportunities for our named executive officers were as follows:

Bonus Potential as a Percent of Base Salary	Threshold	Target	Maximum

Donald E. Felsinger	0%	110%	220%
Neal E. Schmale	0%	80%	160%
Mark A. Snell	0%	70%	140%
Debra L. Reed	0%	70%	140%
Javade Chaudhri	0%	65%	130%

Table 3.

Performance at target is intended to result in bonuses at the mid-point of those for executives with comparable levels of responsibility at non-financial Fortune 500 companies.

Target bonus potentials and percentages are consistent with the leverage typically found in bonus plans at such companies. Bonus payouts at our maximums are intended to approximate the 75th percentile of bonus payouts among these companies.

Because our performance was between target and maximum, our actual payments fell between the median and the 75th percentile of the external market data.

Extraordinary corporate or individual performance may result in the payment of bonuses above the guidelines but not to exceed plan maximums.

What were the annual bonus performance goals for the named executive officers?

For 2010, the committee selected earnings for the measurement of annual corporate performance. For incentive plan purposes, “earnings” means Sempra Energy Net Income excluding earnings attributable to non-controlling interests. Earnings for incentive plan purposes may be higher or lower than earnings reported in the company’s financial statements due to certain pre-established adjustments. These adjustments are described under the section titled “How was the 2010 earnings goal determined?”

Why is only one performance measure used for the annual bonus plan?

The committee selected earnings as the annual bonus performance measure because it believes this measure provides an accurate and comprehensive picture of annual company performance that plan participants, shareholders, analysts and other parties clearly understand. While one financial measure is used for the short-term incentive plan, other performance measures are considered within the overall compensation program:

•	The committee may apply discretionary adjustments to annual bonus awards in consideration of the contributions of each named executive officer.

•	The compensation program includes other performance measures, such as the relative total shareholder return measure under the long-term incentive plan.

•

Bonus plans for business unit executives include performance measures for business unit earnings, key operational measures, such as safety metrics, and Sempra Energy earnings. None of the named executive officers participated in these business unit plans.

How was the 2010 earnings goal determined?

Table 4 shows the earnings criteria for 2010 bonuses:

2010 Earnings for Bonus Purposes (dollars in millions)	Threshold	Target	Maximum

	$813	$903	$993

Table 4.

The committee set 2010 bonus guidelines, with the target of $903 million in earnings, based on the company’s financial plan with certain adjustments for incentive plan purposes. The financial plan takes into account anticipated business unit earnings, planned purchases or sales of assets, major capital projects, and other significant issues impacting the company’s earnings. The financial plan is also used to develop the company’s public earnings guidance.

The 2010 earnings goal for the annual bonus plan excludes earnings from the RBS Sempra Commodities joint venture. This was due to the planned sale of the joint venture’s businesses and assets, and the uncertainty concerning the timing of the sale transactions.

Consistent with the approach taken in prior years, the committee also determined at the beginning of the year that the calculation of earnings for bonus purposes would be adjusted as follows:

•	Exclude any one-time extraordinary gains or losses related to the 2001-2002 California energy crisis.

•	Exclude positive or negative impact of major changes in accounting rules that were unknown or unanticipated at the beginning of the plan year.

•	Include up to 10% of the impact of wildfire litigation.

•

Include 10% of any gains or losses for the sale of assets or write-down of assets in connection with a sale. This is because the committee believes that the impact of asset sales should be measured primarily through stock price. Most of the impact would, then, be reflected in the long-term incentive plan.

Figure 4 below shows the bonus payout as a percentage of target payout for various levels of earnings performance.

Figure 4.

2010 Performance-Based Annual Bonus Payments

Earnings for 2010 bonus purposes were $963 million, between the $903 million earnings target and the $993 million maximum under the committee’s guidelines. This resulted in a performance result of 167% of target. Based on this performance and its consideration of the contributions of each named executive officer, the Compensation Committee approved the payment of the annual bonuses shown in Table 5:

Bonuses Paid for 2010 Performance	Base Salary at Year- End 2010	x	Bonus Percentage	=	Bonus*

Donald E. Felsinger	$1,184,300		183%		$2,171,300
Neal E. Schmale	$833,900		133%		$1,111,900
Mark A. Snell	$595,400		117%		$694,700
Debra L. Reed**	$595,400		112%		$669,700
Javade Chaudhri	$517,300		108%		$560,500

Table 5.

*	Amounts rounded up to nearest $100.

**	Ms. Reed’s target bonus percentage increased from 60% to 70% on April 3, 2010 upon her promotion to Executive Vice President. Her bonus calculation was pro-rated accordingly.

3.	Long-Term Equity-Based Incentives

Long-term equity-based incentives are the largest single component of each named executive officer’s compensation package. (See Table 3 for these percentages.)

We measure our performance over a four-year performance period. Competitive benchmarking suggests that a three-year performance period is the most common measurement period in the external market. However, the committee believes at this time that using a four-year performance period for our equity-based incentives promotes a long-term strategic focus.

What type of equity is granted?

In 2010, the grant date fair value of long-term incentive plan awards was 80% in performance-based restricted stock units and 20% in non-qualified stock options. In 2011, the Compensation Committee elected to grant the entire long-term incentive plan award in the form of performance-based restricted stock units.

Why is this type of equity used?

The Compensation Committee approved this equity award structure after considering many variables. These included alignment with shareholder interests, plan expense, share usage and market trends.

While the committee believes that both performance-based restricted stock units and stock options are performance-based, it elected to expand its focus on creating long-term relative total shareholder return. Performance-based restricted stock units also use significantly fewer shares than stock options.

What are general practices with respect to equity grants?

The following equity award practices have been in place for many years:

•	Awards are granted under a shareholder-approved plan.

•	All grants of stock options are made at 100% of fair market value.

•	Fair market value is defined as the closing price of our common stock on the date of grant.

•	We do not backdate grants of awards.

•	We do not coordinate the grant of awards with the release of material information to result in favorable pricing.

•	Grants are not repriced.

•	The Compensation Committee authorizes the annual grants of equity-based incentive awards on the first trading day of each new year.

In making the annual grants, the committee:

•	Specifies a dollar value (based on a percentage of base salary) and other terms for each executive officer’s award.

•	Bases the number of shares underlying the awards granted each year on a dollar value, as opposed to a fixed number of shares. This approach allows maintenance of the pay mix described previously.

On the annual January grant date:

•	We calculate the precise number of shares to be granted to each executive officer for each type of award.
•	We apply Monte Carlo valuation models previously authorized by the committee and using the closing price for shares of our common stock on that date to make such calculations.

Equity awards also may be granted upon the hiring or promotion of executive officers or to award extraordinary performance with the approval of the committee.

What is the value of the equity grants?

The estimated grant date fair values of our annual awards have generally been between the median and the 75th percentile of market data. However, the actual amounts realized by equity award recipients will depend on future stock price performance. These amounts will not necessarily track with the grant date value targets.

Table 6 illustrates the estimated grant date fair value of 2010 annual awards as a percentage of base salary. These percentages are unchanged from 2009, with the exception of Ms. Reed, whose multiple was changed upon her promotion to Executive Vice President.

Estimated Grant Date Values for 2010 as a % of Base Salary	Percent of Value in
	Performance- Based RSUs 80%	+	Stock Options 20%	=	Total 100%

Donald E. Felsinger	360%		90%		450%
Neal E. Schmale	240%		60%		300%
Mark A. Snell	224%		56%		280%
Debra L. Reed	224%		56%		280%
Javade Chaudhri	172%		43%		215%

Table 6.

Why does the company grant performance-based restricted stock units?

While stock options measure absolute stock price growth, the Compensation Committee sought a more direct link to performance in comparison to indices and peers. To achieve this result, the committee uses performance-based restricted stock units as the major component of our equity grants. Performance-based restricted stock units can also deliver the same economic value with significantly fewer shares than stock options, and so result in lower dilution.

What are the performance goals for restricted stock units?

Each performance-based restricted stock unit represents the right to receive between zero and 1.5 shares of Sempra Energy common stock based on the company’s four-year cumulative total shareholder return compared to the S&P 500 Utilities Index as shown in Table 7. The plan pays out performance-based dividend equivalents at the end of the performance period based on the number of shares earned.

Four-Year Cumulative Total Shareholder Return Ranking versus S&P 500 Utilities Index *	Number of Sempra Energy Common Shares Received for Each Restricted Stock Unit
75th Percentile or Above	1.5
50th Percentile	1.0
35th Percentile or Below	0.0

Table 7.

*	If the company ranks at or above the 50th percentile compared to the S&P 500 Index, participants will receive a minimum of 1.0 shares for each restricted stock unit.

This award structure was adopted beginning with the 2008-2011 award cycle and continues through the 2011-2014 award cycle.

What were the results for the 2007-2010 award cycle which vested on January 3, 2011?

Our relative total shareholder return from 2007 to 2010 met the 54th percentile of the S&P 500 Index and the 45th percentile of the S&P 500 Utilities Index. As a result, all of the performance-based restricted stock for the 2007-2010 Long-Term Incentive Plan cycle was released to plan participants after the committee certified performance results.

Why does the company grant stock options?

Historically, stock options played a limited role in our pay program. Commencing in 2011, no stock options were granted. Instead, the entire award was granted in the form of performance-based restricted stock units.

Our existing stock options become exercisable in equal annual installments over a four-year period.

Benefit Plans

Our executive officers also participate in other benefit programs including: (1) health, life insurance and disability plans; (2) retirement plans; (3) 401(k) savings and deferred compensation plans; and (4) other benefit programs.

1.	Health, Life Insurance and Disability Plans

Our executive officers participate in life, disability, medical and dental insurance group plans that are available to virtually all employees. These are common benefits essential to attracting a high-quality workforce.

Do executives receive any benefits in addition the basic group plans?

In addition to the basic group plans, our executive officers participate in the following:

•	A medical insurance plan that provides up to $20,000 (the annual aggregate maximum) in additional coverage for medically necessary care for the officer or covered dependents.

•	A life insurance plan providing additional life insurance death benefits (two times base salary and bonus for active employees and one times base salary and bonus for retired employees).

•

A long-term disability plan providing additional protection upon disability (60% of base salary and average bonus) and restoring benefits otherwise capped under the company’s basic long-term disability plan.

2.	Retirement Plans

Our executive officers participate in our Cash Balance Plan and a Supplemental Executive Retirement Plan.

What is the Cash Balance Plan?

The Cash Balance Plan is a tax-qualified pension plan available to most company employees.

Why does the company offer a supplemental retirement plan?

The committee believes that retirement, savings and deferred compensation plans, in general, and the Supplemental Executive Retirement Plan in particular, are important elements of an overall compensation package. This package is designed to recruit and retain executive talent, especially mid-career executives, and to retain longer-term executive participants.

How are benefits calculated?

Our Supplemental Executive Retirement Plan, or SERP, provides executive officers with retirement benefits based on the executive’s:

•	final average pay[1]

•	actual years of service

•	age at retirement

SERP benefits are reduced by benefits payable under the broad-based Cash Balance Plan.

Both the Cash Balance Plan and the SERP use only base salary and annual incentive bonuses in calculating benefits. The value of long-term incentive awards is not included.

Benefits under both plans use the same interest rates for calculating lump sum distributions.

[1]	Final average pay is the average of the two highest years of base salary plus the average of the three highest annual bonuses prior to retirement.

3.	401(k) Savings and Deferred Compensation Plans

Our executive officers, together with most other company employees, participate in a broad-based, tax-qualified 401(k) Savings Plan. Officers may also participate in a deferred compensation plan.

What is the 401(k) Savings Plan?

Employees may contribute a portion of their pay to a tax-qualified 401(k) savings plan. Contributions to the plan are invested on a tax-deferred basis.

The company matches one-half of the first 6% of the employee’s contributions. We also make an additional company contribution of up to 1% of base pay if we meet or exceed annual earnings targets. The Internal Revenue Code limits the amount of compensation eligible for deferral under tax-qualified plans.

What is the deferred compensation plan?

Our executive officers and other key management employees also may defer up to 100% of their base salary and bonus under a nonqualified deferred compensation plan, the Employee and Director Savings Plan. Participants can direct these deferrals into:

•	Funds that mirror the investments available under our 401(k) Savings Plan, including a Sempra Energy phantom stock account, and

•	A fund providing interest at the greater of 110% of the Moody’s Corporate Bond Yield or Moody’s plus 1%.

The Internal Revenue Code places annual limits on the amounts that employees and employers can defer into a 401(k) plan. Because of these limits, the company makes matching contributions for deferred compensation plan participants through the deferred compensation plan. These contributions are identical to the matching contributions made for other employees under the 401(k) savings plan.

All employee contributions, matching company contributions, and investment earnings in both the 401(k) savings plan and deferred compensation plan vest immediately.

4.	Other Benefit Programs

We provide certain other typical benefits to our executive officers. The Compensation Committee reviews the level and types of these benefits each year. The committee believes that these benefits are reasonable and important in attracting and retaining executive talent.

These benefits include financial planning services and excess personal liability insurance. Our Chief Executive

Officer has an executive security specialist for personal and business driving in the context of an overall security plan.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

Our executive officers have severance pay agreements that include change in control features. None of our officers has an employment agreement.

Why does the company provide severance agreements?

The Compensation Committee believes that severance agreements, which are a prevalent market practice, are effective in:

•	attracting executives who are leaving an existing employer

•	mitigating legal issues upon a separation of employment

•	retaining talent during uncertain times

By mitigating the effect of potential job loss, severance agreements reinforce management continuity, objectivity and focus on shareholder value. This is particularly critical in actual or potential change in control situations.

What benefits do severance agreements provide?

The severance agreements provide for cash payments and the continuation of certain other benefits for a limited period when:

•	the company terminates an executive’s employment for reasons other than cause

•	when the executive resigns for “good reason”

What does resignation for “Good Reason” mean?

A resignation for “good reason” may occur if there is an adverse change in scope of duties or in compensation and benefit opportunities or, following a change in control, changes in employment location.

These provisions provide safeguards against arbitrary actions that effectively force an executive to resign. In order to receive some of the benefits in the agreement, the executive must comply with contractual confidentiality, non-solicitation and non-disparagement obligations.

Does the CEO’s agreement provide for a tax gross-up to offset any taxes incurred by the executive as a result of the severance payment?

The Chief Executive Officer’s severance agreement does not contain a tax gross-up provision. At his request, this provision was removed from his agreement in 2010.

Do the agreements for the other named executive officers provide for a tax gross-up to offset any taxes incurred by the executive as a result of the severance payment?

To the extent that our other named executive officers would incur excise taxes in connection with severance payments, their severance agreements provide that they will be made whole for these taxes. These are taxes above and beyond regular income taxes.

Do agreements for new officers provide for a tax gross-up to offset any taxes incurred by the executive as a result of the severance payment?

Under a policy adopted in 2009 by the Sempra Energy Board of Directors, severance agreements for new officers do not provide for excise tax gross-ups.

What happens to outstanding equity awards upon a change in control?

Under our shareholder-approved long-term incentive plan, upon a change in control of the company all previously granted stock options vest and become immediately exercisable. All performance and time restrictions lift for outstanding restricted stock and restricted stock unit grants.

For performance-based restricted stock unit awards granted in 2009 through 2011, the number of shares earned is determined based on performance through the date of the change in control (or based on target performance if the change in control occurs less than two years after the grant date).

Acceleration of equity awards upon a change in control is the predominant industry practice for existing equity plans. This approach creates a clean slate for the emerging organization and allows for alignment with metrics that are forward looking and appropriate to a newly-created company and management team.

EVALUATING AND COMPENSATING THE CEO

The Compensation Committee annually reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer. These goals are based primarily upon objective criteria, including:

•	business performance

•	accomplishment of strategic and financial objectives

•	development of management

•	other matters relevant to the short- and long-term success of the company and the creation of shareholder value

How does the board evaluate the CEO’s performance?

All independent directors provide input for the CEO’s performance evaluation. The committee leads the process and reports the consolidated results back to the independent directors.

The chair of the committee discusses the board’s evaluation with the CEO. Based upon this evaluation and subject to ratification by the board acting solely through the independent directors, the committee determines the CEO’s compensation level. This includes base salary and awards under annual and long-term incentive plans.

In determining the long-term component of our CEO’s compensation, the committee considers the company’s performance and relative shareholder return, the value of incentive awards to chief executive officers at comparable companies, and the awards granted in past years.

What were the CEO’s 2010 goals?

Our CEO, Donald E. Felsinger, met or exceeded his 2010 objectives, which included:

CEO Goals	Status

Complete divestiture of the assets of the RBS Sempra commodities joint venture	Completed

Begin construction of Sunrise Powerlink	Construction begun

Complete acquisition of El Paso Mexico pipelines and integrate their operations	Completed

Continue deployment of Smart Meters at SDG&E	Approximately 2 million Smart Meters installed as of January 31, 2011

Achieve regulatory approval for SoCalGas’ Smart Meter program	Received California Public Utilities Commission approval

Continue deployment of renewable energy projects	Completed construction of Copper Mountain Solar, began contracting output of Mesquite Solar and acquired an equity interest in a wind project (Cedar Creek II)

Continue to develop talent for top-level succession	Enhanced leadership development opportunities for key succession planning candidates

IMPACT OF REGULATORY REQUIREMENTS

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the annual amount of compensation (other than compensation that qualifies as “qualified performance-based compensation”) that publicly held companies may deduct for federal income tax purposes for each of certain executive officers.

The Compensation Committee believes that tax deductibility is one important factor in evaluating a compensation program. We generally design and administer our performance-based incentive plans in a manner intended to maintain tax deductibility. This includes obtaining shareholder approval of the plans.

However, providing salary levels and other compensation that is not fully tax deductible may be required by competitive or other circumstances and in the best interests of our shareholders. Accordingly, the committee may continue to exercise discretion to provide compensation that may not be fully tax deductible by the company.

Other Tax, Accounting and Regulatory Considerations

Many other Internal Revenue Code provisions, Securities and Exchange Commission regulations and accounting rules affect the delivery of executive pay. They are taken into consideration to create and maintain plans that are effective and comply with these requirements.

SHARE OWNERSHIP REQUIREMENTS

Our Board of Directors has established share ownership requirements for officers to further strengthen the link between company executive and shareholder interests.

The requirements set minimum levels of share ownership that our officers are encouraged to achieve and maintain. For officers, the requirements are:

Executive Level	Share Ownership Requirements
Chief Executive Officer	6x base salary
President	3x base salary
Executive Vice Presidents	3x base salary
Senior Vice Presidents	2x base salary
Vice Presidents	1x base salary

Table 8.

In 2010, the committee increased the CEO’s ownership requirement from 5x base salary to 6x base salary. Based on Exequity’s review of competitive benchmark data, our requirements are higher than prevalent market practices.

For purposes of the requirements, we include shares owned directly or through benefit plans. We also count deferred compensation that executives invest in phantom shares of our common stock and the vested portion of certain in-the-money stock options.

We expect officers to meet these requirements within five years of hire or any officer level promotion. All officers are in compliance with the requirements.

The company also prohibits employees and directors from trading in puts, calls, options or other future rights to purchase or sell shares of the company.

CONCLUSION

We have structured our executive compensation programs to provide competitive pay opportunities (levels found in the marketplace), and to reward outstanding individual and corporate performance.

For 2010, our executive officers’ total direct compensation (base salaries, bonuses paid and the grant-date value of long-term incentives) generally fell within the third quartile (between the 50th percentile and the 75th percentile) of the non-financial Fortune 500 market data. Our salaries are competitive and our performance-based compensation is strongly aligned with the interests of our shareholders.

We will continue to monitor our pay programs for alignment with performance, shareholder interests and competitive labor markets. We will continue to offer the programs necessary to attract, retain, and motivate top executive talent.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Sempra Energy’s Board of Directors has reviewed and discussed with management of the company the Compensation Discussion and Analysis included in this proxy statement and, based upon that review and discussion, recommended to the board that it be so included.

Compensation Committee

William C. Rusnack, Chair

Alan L. Boeckmann

William G. Ouchi

William P. Rutledge

Luis M. Téllez

COMPENSATION TABLES

Summary Compensation Table

In the table below, we summarize the compensation of our executive officers who were the five most highly compensated for 2010.

Summary Compensation Table	Year	Salary	Stock Awards (B)	Option Awards (B)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (C)	All Other Compen- sation (D)	Total
			Restricted stock and restricted stock units	Service- based stock options	Performance- based annual cash bonus	Pension accruals and above-market interest on non-qualified deferred compensation
Donald E. Felsinger	2010	$1,184,300	$4,265,965	$680,755	$2,171,300	$1,771,423	$144,545	$10,218,288
Chairman and	2009	$1,184,300	$4,264,733	$588,645	$2,136,500	$12,564,520	$155,820	$20,894,518
Chief Executive Officer	2008	$1,150,000	$4,144,905	$1,120,353	$2,530,000	$1,851,184	$167,760	$10,964,202
Neal E. Schmale	2010	$833,900	$2,003,846	$319,522	$1,111,900	$928,427	$110,223	$5,307,818
President and	2009	$833,900	$2,002,914	$276,555	$1,094,100	$1,943,532	$115,065	$6,266,066
Chief Operating Officer	2008	$809,800	$1,945,568	$525,829	$1,295,700	$1,385,636	$111,330	$6,073,863
Mark A. Snell	2010	$595,400	$1,335,897	$213,277	$694,700	$1,024,561	$94,926	$3,958,761
Executive Vice President and	2009	$595,300	$1,934,337	$184,370	$683,500	$1,061,787	$88,531	$4,547,825
Chief Financial Officer	2008	$575,400	$1,289,996	$348,471	$805,600	$761,219	$82,461	$3,863,147
Debra L. Reed (A)	2010	$595,400	$1,337,914	$236,235	$669,700	$930,302	$82,471	$3,852,022
Executive Vice President	2009	$595,400	$859,419	$118,450	$566,500	$1,038,282	$88,797	$3,266,848
	2008	$575,100	$830,038	$224,820	$657,900	$428,388	$79,988	$2,796,234
Javade Chaudhri	2010	$517,300	$890,598	$142,447	$560,500	$929,239	$87,251	$3,127,335
Executive Vice President and	2009	$517,300	$891,782	$123,085	$501,500	$834,243	$88,422	$2,956,332
General Counsel	2008	$502,400	$867,046	$234,812	$602,900	$609,468	$79,697	$2,896,323

(A)	Ms. Reed joined Sempra Energy as Executive Vice President on April 3, 2010. Prior to that, she was the President, Chief Executive Officer and Chair of the Board of SDG&E and SoCalGas, Sempra Energy’s two California public utilities. Compensation for the periods prior to April 3, 2010 is included in the amounts shown above.

(B)	Grant date fair value of stock and option awards granted during the year. These amounts reflect our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the award. They are calculated in accordance with generally accepted accounting principles for financial reporting purposes based on the assumptions described in Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report to Shareholders but disregarding estimates of forfeitures related to service-based vesting conditions.

Option awards consist solely of service-based stock options. A modified Black-Scholes valuation model is used to calculate their grant date fair value.

Stock awards consist solely of performance-based restricted stock and restricted stock units. A Monte Carlo valuation model is used to reflect the probable outcome of performance conditions and calculate grant date fair value. If all of the performance conditions were to be satisfied at their highest level, the grant date fair value of the awards granted during 2010 (the maximum number of shares subject to the award (excluding dividend equivalents) multiplied by the grant date market price of our shares) would be $8,032,830 for Mr. Felsinger, $3,773,250 for Mr. Schmale, $2,515,500 for Mr. Snell, $2,663,475 for Ms. Reed and $1,667,000 for Mr. Chaudhri.

The value actually realized by executives from stock and option awards will depend upon the extent to which performance and service-based vesting conditions are satisfied and the market value of the shares subject to the award.

For additional information regarding stock and option awards, please see the discussions under “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Year-End.”

(C)	Represents (i) the aggregate change in the actuarial present value of accumulated benefits under pension plans at year-end over the prior year-end and (ii) above-market interest (interest in excess of 120% of the federal long-term rate) on compensation deferred on a basis that is not tax-qualified. The 2010 amounts are:

2010 Change in Pension Value and Above-Market Interest	Change in Accumulated Benefits	Above- Market Interest	Total
Donald E. Felsinger	$1,485,176	$286,247	$1,771,423
Neal E. Schmale	$639,180	$289,247	$928,427
Mark A. Snell	$1,013,965	$10,596	$1,024,561
Debra L. Reed	$869,640	$60,662	$930,302
Javade Chaudhri	$916,402	$12,837	$929,239

For additional information regarding pension benefits and deferred compensation, please see the discussions under “Pension Benefits” and “Non-Qualified Deferred Compensation.”

(D)	All Other Compensation amounts for 2010 are:

2010 All Other Compensation	Company 401(k) and Related Plan Contributions	Insurance Premiums	Other	Total
Donald E. Felsinger	$109,695	$15,292	$19,558	$144,545
Neal E. Schmale	$64,931	$15,292	$30,000	$110,223
Mark A. Snell	$43,427	$21,499	$30,000	$94,926
Debra L. Reed	$39,919	$21,499	$21,053	$82,471
Javade Chaudhri	$34,963	$22,288	$30,000	$87,251

Amounts shown in the “Other” column consist of our contributions to charitable, educational and other non-profit organizations to match the personal contributions of executive officers on a dollar-for-dollar basis; financial and estate planning services; and the incremental cost to us (the hourly rate of drivers plus fuel, vehicle maintenance and depreciation expense) of commuting and other personal use of company cars and drivers. They do not include parking at company offices and the occasional personal use by executive officers of company property and services (including club memberships and entertainment events which would not otherwise be used for the business purposes for which they were obtained) for which we incur no more than nominal incremental cost or for which we are reimbursed by the executive for the incremental cost of personal use.

Grants of Plan-Based Awards

Our executive officers participate in shareholder-approved incentive compensation plans that are designed to encourage high levels of performance on both a short-term and a long-term basis. Shorter-term incentives, typically annual performance-based cash bonuses, are provided under our Executive Incentive Plan. Longer-term incentives, typically performance-based restricted stock and restricted stock units and service-based stock options, are provided under our Long Term Incentive Plan.

We summarize below our 2010 grants of plan-based awards for our executive officers named in the Summary Compensation Table.

2010 Grants of Plan-Based Awards			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (Performance-Based Annual Bonus) (B)			Estimated Future Payouts Under Equity Incentive Plan Awards (Number of Shares) (C)			Option Awards (Service-Based Stock Options) (D)		Grant Date Fair Value of Stock and Option Awards (E)
	Grant Date (A)	Authorization Date (A)							Number of Shares	Exercise Price Per Share
			Threshold	Target	Maximum	Threshold	Target	Maximum
Donald E. Felsinger
Stock Options	1/04/10	12/17/09							86,500	$55.90	$680,755
Restricted Stock Units	1/04/10	12/17/09				—	95,800	143,700			$4,265,965
Annual Bonus			$—	$1,302,800	$2,605,500
Neal E. Schmale
Stock Options	1/04/10	12/17/09							40,600	$55.90	$319,522
Restricted Stock Units	1/04/10	12/17/09				—	45,000	67,500			$2,003,846
Annual Bonus			$—	$667,200	$1,334,300
Mark A. Snell
Stock Options	1/04/10	12/17/09							27,100	$55.90	$213,277
Restricted Stock Units	1/04/10	12/17/09				—	30,000	45,000			$1,335,897
Annual Bonus			$—	$416,800	$833,600
Debra L. Reed
Stock Options	1/04/10	12/17/09							17,400	$55.90	$136,938
Stock Options	2/11/10	2/11/10							9,900	$49.77	$99,297
Restricted Stock Units	1/04/10	12/17/09				—	19,300	28,950			$859,427
Restricted Stock Units	2/11/10	2/11/10				—	14,000	21,000			$478,486
Annual Bonus			$—	$401,800	$803,600
Javade Chaudhri
Stock Options	1/04/10	12/17/09							18,100	$55.90	$142,447
Restricted Stock Units	1/04/10	12/17/09				—	20,000	30,000			$890,598
Annual Bonus			$—	$336,300	$672,500

(A)	Grant and authorization dates applicable to equity incentive and option awards, which consist of performance-based restricted stock and restricted stock units and service-based stock options. The Compensation Committee authorizes these awards as part of annual compensation planning that is typically completed in December with salary adjustments becoming effective on January 1 and awards granted on the first trading day of January. The committee specifies a dollar value and other terms for the awards to be granted to each executive officer and the percentage of that value to be allocated between performance-based restricted stock units and service-based stock options. On the January grant date, the precise number of shares to be granted to each executive officer is calculated by applying valuation models previously authorized by the committee and the closing price for shares of our common stock on that date. The closing price on the grant date also establishes the exercise price for the stock options. Awards also may be granted at other times upon the hiring or promotion of executive officers or for extraordinary performance. The February 11, 2010 equity awards for Ms. Reed were in connection with her promotion to Executive Vice President.

(B)

Non-equity incentive plan awards consist of annual bonuses payable under our Executive Incentive Plan from a performance pool equal to 1.5% of operating income for the year with maximum bonuses not to exceed 30% of the performance pool for the Chief Executive Officer and 17.5% of the performance pool for each other plan participant. Amounts reported in the table represent estimates at the beginning of 2010 of bonuses expected to be paid under earnings performance guidelines established by the Compensation Committee. These guidelines anticipate that the committee will apply downward discretion as permitted by the plan to reduce bonuses paid from plan maximums to the lower amounts contemplated by the guidelines. Extraordinary corporate or individual performance may result in the payment of bonuses that exceed those contemplated by the guidelines to the extent the amounts paid are consistent with performance pool limitations.

Bonus guidelines for 2010 were based on an adjusted earnings target of $903 million. For information concerning the pre-established adjustments to earnings for incentive plan purposes, please refer to the section of the Compensation Discussion and Analysis titled “How was the 2010 earnings goal determined?” No bonuses were payable for earnings of less than $813 million and maximum bonuses were payable for earnings of $993 million. Bonuses for targeted earnings performance of $903 million were set at levels ranging from 110% of base salary for the Chairman and Chief Executive Officer to 65% of base salary for the Executive Vice President and General Counsel, with maximum bonuses ranging from 220% to 130% of base salary, respectively. Ms. Reed’s bonus target increased from 60% to 70% of base salary upon her April 3, 2010 promotion to Executive Vice President. Earnings for the year for bonus purposes were $963 million. Accordingly, in February 2011, the Compensation Committee authorized the payment of bonuses to the executive officers in the amounts reported in the Summary Compensation Table as non-equity incentive plan compensation earned in 2010.

(C)	Equity incentive plan awards consist of performance-based restricted stock and restricted stock units. During the performance period, dividends paid or that would have been paid on the shares subject to the award are reinvested or deemed reinvested to purchase additional shares, at then fair market value, which become subject to the same forfeiture and performance vesting conditions as the shares to which the dividends relate. If the performance criteria are not satisfied or the executive’s employment is terminated during the performance period other than by death or certain other events that may be specified in the award agreement or the executive’s severance pay agreement, the award is forfeited subject to earlier vesting upon a change in control of the company or various events specified in the executive’s severance pay agreement. The equity awards granted to Ms. Reed on February 11, 2010 in recognition of her promotion to Executive Vice President are subject to the same performance criteria as the January 4, 2010 awards.

Shares subject to the performance-based restricted stock units granted in 2010 will vest or be forfeited at the beginning of 2014 based upon our total return to shareholders. The target number of shares will vest if we have achieved a cumulative total return to shareholders for a four-year performance period that places us among the top 50% of the companies in the S&P 500 Utilities Index or the S&P 500 Index with additional shares vesting ratably for performance above the 50th percentile of the S&P 500 Utilities Index to the maximum number (150% of the target number) for performance at or above the 75th percentile of that index. If our performance does not place us among the top 50% of the companies in the S&P 500 Utilities Index or the S&P 500 Index, shares will vest for performance above the 35th percentile of the S&P 500 Utilities Index declining from the target number of shares at the 50th percentile to zero at the 35th percentile.

We permit each holder of restricted stock and restricted stock units to sell to us (at the market price of our shares at the end of the performance period) a sufficient number of vesting shares to pay the minimum amount of withholding taxes that becomes payable upon satisfaction of the performance conditions.

(D)	All stock options are service-based options to purchase shares of our common stock granted under our Long Term Incentive Plan. They were granted at an exercise price equal to the closing market price of our common stock on the date of the grant and for a ten-year term subject to earlier expiration following termination of employment. They become exercisable in cumulative installments of one-fourth of the shares initially subject to the option on each of the first four anniversaries of the grant date, with immediate exercisability upon a change in control of the company or various events specified in the executive’s severance pay agreement.

(E)	These amounts reflect our grant date estimate of the aggregate compensation expense that we will recognize over the service period of the award. They are calculated in accordance with generally accepted accounting principles for financial reporting purposes based on the assumptions described in Note 9 of the Notes to Consolidated Financial Statements included in our Annual Report to Shareholders but disregarding estimates of forfeitures related to service-based vesting conditions. A Monte Carlo valuation model is used to reflect the probable outcome of performance conditions and calculate the grant date fair value of performance-based restricted stock unit awards. A modified Black-Scholes valuation model is used to calculate the grant date fair value of stock options. The value actually realized by executives from stock and option awards will depend upon the extent to which performance and service-based vesting conditions are satisfied and the market value of the shares subject to the award.

Outstanding Equity Awards at Year-End

We summarize below our grants of equity awards that were outstanding at December 31, 2010 for our executive officers named in the Summary Compensation Table. These grants consist solely of stock options, restricted stock and restricted stock units.

Outstanding Equity Awards at Year-End	Grant Date	Option Awards (Service-Based Stock Options) (A)					Performance-Based Restricted Stock and Restricted Stock Units (B)
		Number of Shares Underlying Unexercised Options					Number of Unearned/ Unvested Shares (C)		Market Value of Unearned/ Unvested Shares
		Exercisable	Unexer- cisable	Exercise Price		Expiration Date
Donald E. Felsinger	01/04/10	—	86,500	$55.90		01/03/20	—		$—
	01/02/09	28,575	85,725	$43.75		01/01/19	127,720		6,702,751
	01/02/08	44,850	44,850	$61.41		01/01/18	69,886		3,667,629
	01/03/07	51,825	17,275	$56.77		01/02/17	89,084	(E)	4,675,131
	01/03/06	75,500	—	$46.14		01/02/16	—		—
	12/06/05	61,000	—	$44.64		12/05/15	—		—
	01/03/05	57,300	—	$36.30		01/02/15	—		—
	06/08/04	22,400	—	$33.89		06/07/14	—		—
	01/02/04	75,800	—	$30.20		01/01/14	—		—
	01/02/03	101,800	—	$24.37		01/01/13	—		—
	01/02/02	344,400	—	$24.77		01/01/12	—		—

		863,450	234,350	$37.91	(D)		286,690		$15,045,511

Neal E. Schmale	01/04/10	—	40,600	$55.90		01/03/20	—		$—
	01/02/09	13,425	40,275	$43.75		01/01/19	59,983		3,147,920
	01/02/08	21,050	21,050	$61.41		01/01/18	32,837		1,723,261
	01/03/07	32,700	10,900	$56.77		01/02/17	56,246	(E)	2,951,795
	01/03/06	48,300	—	$46.14		01/02/16	—		—
	01/03/05	42,800	—	$36.30		01/02/15	—		—

		158,275	112,825	$49.66	(D)		149,066		$7,822,976

Mark A. Snell	01/04/10	—	27,100	$55.90		01/03/20	—		$—
	02/19/09	—	—				10,473	(F)	549,642
	01/02/09	8,950	26,850	$43.75		01/01/19	39,953		2,096,729
	01/02/08	13,950	13,950	$61.41		01/01/18	21,750		1,141,456
	01/03/07	20,475	6,825	$56.77		01/02/17	35,279	(E)	1,851,422
	01/03/06	28,600	—	$46.14		01/02/16	—		—
	01/03/05	30,600	—	$36.30		01/02/15	—		—

		102,575	74,725	$49.49	(D)		107,455		$5,639,249

Debra L. Reed	02/11/10	—	9,900	$49.77		02/10/20	—		$—
	01/04/10	—	17,400	$55.90		01/03/20	—		—
	01/02/09	5,750	17,250	$43.75		01/01/19	25,738		1,350,723
	01/02/08	9,000	9,000	$61.41		01/01/18	13,995		734,461
	01/03/07	13,725	4,575	$56.77		01/02/17	23,630	(E)	1,240,103
	01/03/06	19,000	—	$46.14		01/02/16	—		—
	01/03/05	18,600	—	$36.30		01/02/15	—		—
	01/02/04	30,000	—	$30.20		01/01/14	—		—

		96,075	58,125	$45.87	(D)		63,363		$3,325,287

Javade Chaudhri	01/04/10	—	18,100	$55.90		01/03/20	—		$—
	01/02/09	5,975	17,925	$43.75		01/01/19	26,707		1,401,587
	01/02/08	9,400	9,400	$61.41		01/01/18	14,619		767,208
	01/03/07	14,475	4,825	$56.77		01/02/17	24,850	(E)	1,304,146
	01/03/06	21,300	—	$46.14		01/02/16	—		—
	01/03/05	7,625	—	$36.30		01/02/15	—		—

		58,775	50,250	$51.06	(D)		66,176		$3,472,941

(A)

Stock options become exercisable as to one-quarter of the shares originally subject to the option grant on each of the first four anniversaries of the grant date, with immediate exercisability upon a change in control of the company or various events specified in the executive’s severance pay agreement. They remain exercisable until they expire ten years from the date of grant subject to earlier expiration following termination of employment. If an executive’s employment is terminated after the executive has attained age 55 and completed five years of continuous service, the executive’s stock options expire three years (five years if the executive has attained age 62) after the termination of employment. If an executive’s employment is terminated by death or disability prior to attaining age 55, the executive’s stock options expire twelve months after the termination of employment and are exercisable only as to the number of shares for which they were exercisable at the date of employment termination. If an executive’s employment is otherwise terminated, the executive’s stock options expire 90 days after the termination of employment and are exercisable only as to the number of shares for which they were exercisable at the date of employment termination.

(B)	Performance-based restricted stock and restricted stock units that (except for the February 19, 2009 award to Mr. Snell) will vest or will be forfeited in whole or in part at the end of a four-year performance period based upon our total return to shareholders compared to market and peer group indexes and subject to earlier vesting upon a change in control of the company or various events specified in the award agreement or the executive’s severance pay agreement. If an executive’s employment is terminated after the executive has attained age 55 and completed five years of service, and the termination occurs after one year of the applicable performance period has been completed, the executive’s award is not forfeited as a result of the termination of employment but continues to be subject to forfeiture based upon the extent to which the related performance goals have been satisfied at the end of the applicable four-year performance period. If an executive’s employment is otherwise terminated before the end of the applicable performance period, the executive’s award is forfeited.

We have reported the number and market value of shares subject to the awards (together with reinvested dividends and dividend equivalents) that would have vested at December 31, 2010 had the applicable performance period ended at that date. As of December 31, 2010, the performance-based restricted stock units granted on January 3, 2010 and February 11, 2010 were below the minimum performance level required for vesting. If performance as of December 31, 2010 had reached the level required for vesting of 100% of these performance-based restricted stock units (together with reinvested dividend equivalents), the number of shares reported for each officer would have been: 98,023 for Mr. Felsinger; 46,045 for Mr. Schmale; 30,696 for Mr. Snell; 34,073 for Ms. Reed; and 20,464 for Mr. Chaudhri. The number of shares that ultimately vest will depend upon the extent to which the performance measures have been satisfied at the actual end of the applicable performance period, and may be fewer or greater than the number reported in the table.

(C)	Includes shares purchased and deemed purchased with reinvested dividends and dividend equivalents that become subject to the same forfeiture conditions as the shares to which the dividends relate.

(D)	Weighted average exercise price of all exercisable and unexercisable option shares. The weighted average exercise prices of exercisable option shares and unexercisable option shares are, respectively, $33.93 and $52.57 for Mr. Felsinger; $47.50 and $52.67 for Mr. Schmale; $47.19 and $52.64 for Mr. Snell; $42.06 and $52.17 for Ms. Reed; and $49.68 and $52.68 for Mr. Chaudhri.

(E)	These shares vested on January 3, 2011. The value realized upon the January 3, 2011 vesting of these shares, which is calculated using the average of the high and low price of Sempra Energy common stock on the vesting date, is set forth in Note C to “Option Exercises and Stock Vested”.

(F)	Shares of performance-based restricted stock granted in 2009 to Mr. Snell. The shares subject to the award (together with reinvested dividends) will vest in installments of one-third of the shares initially subject to the award on March 15 of each of the first three years following the year of grant, subject, as to each installment, to a performance condition that we have achieved positive operating income for the year. If the performance condition is not satisfied, the shares subject to the installment are forfeited. Unvested restricted shares will also be forfeited if Mr. Snell’s employment is terminated for any reason other than death, and the Compensation Committee may reduce the number of the unvested shares.

Option Exercises and Stock Vested

We summarize below the stock options that were exercised and restricted stock that vested during 2010 for our executive officers named in the Summary Compensation Table.

2010 Options Exercised and Stock Vested	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise (A)	Number of Shares Acquired on Vesting (B)	Value Realized on Vesting (B)(C)
Donald E. Felsinger	—	$—	—	$—
Neal E. Schmale	46,600	$993,798	57,845	$3,272,880
Mark A. Snell	35,300	$827,501	5,118	$257,379
Debra L. Reed	40,300	$1,087,580	—	$—
Javade Chaudhri	10,000	$161,000	—	$—

(A)	Difference between the market value of option shares on the exercise date and the option exercise price.

(B)	Market value of vesting stock (including reinvested dividends) at the vesting date.

(C)	The 2007-2010 restricted stock award vested on January 3, 2011 and is not reflected in the table above. The number of shares vested and their market value at the vesting date were 89,084 shares and $4,675,576 for Mr. Felsinger, 56,246 shares and $2,952,076 for Mr. Schmale, 35,279 shares and $1,851,598 for Mr. Snell, 23,630 shares and $1,240,222 for Ms. Reed, and 24,850 shares and $1,304,270 for Mr. Chaudhri.

Pension Benefits

Our executive officers participate, along with most other employees, in our Cash Balance Plan, a broad-based tax-qualified retirement plan. Under the plan, we annually credit to a notional account for each participant an amount equal to 7.5% of the participant’s salary and bonus. Account balances earn interest and are fully vested after three years of service.

In addition to the Cash Balance Plan, our executive officers participate in a Supplemental Executive Retirement Plan. Under the plan, benefits are calculated using a defined benefit formula based on final average earnings (average base salary for the 24 consecutive months of highest base salary prior to retirement plus the average of the three highest annual bonuses during the ten years prior to retirement), years of service and age at retirement of the executive officer and the officer’s spouse.

Benefits under the defined benefit formula begin to vest after five years of service and attainment of age 55, with full vesting when age plus years of service total 70 or the executive attains age 60. Upon normal retirement at age 62, the annual benefit (as a percentage of final average earnings) in the form of a 50% joint and survivor annuity is 20% after five years of service, 40% after ten years of service, 50% after 15 years of service, 60% after 20 years of service, 62.5% after 30 years of service, and 65% after 40 years of service. Reduced benefits based on age and years of service are provided for retirement as early as age 55 and the completion of five years of service.

Supplemental Executive Retirement Plan participants with at least three years of service who do not meet the minimum vesting criteria under the defined benefit formula (five years of service and attainment of age 55) are entitled to a benefit equal to the benefit that would have been received under the tax-qualified Cash Balance Plan but for Internal Revenue Code limitations on pay and benefits under tax-qualified plans.

Benefits payable under the Supplemental Executive Retirement Plan are reduced by benefits payable under the Cash Balance Plan.

Retiring employees may elect to receive the retirement date present value of their vested accumulated retirement benefits in a single lump sum payment. Alternatively, they may elect an annuity that provides the actuarial equivalent of the lump sum benefit.

We summarize below the present value of accumulated benefits under our various retirement plans at December 31, 2010 for our executive officers named in the Summary Compensation Table. None of our named executive officers received any payments of pension benefits during the year ended December 31, 2010.

Pension Benefits at Year-End	Plan	Years of Credited Service	Present Value of Accumulated Benefit (A)
Donald E. Felsinger	Cash Balance Plan	39	$1,458,843
	Supplemental Executive Retirement Plan	39	35,150,148

	Total		$36,608,991	(B)

Neal E. Schmale	Cash Balance Plan	13	$448,616
	Supplemental Executive Retirement Plan	13	12,402,114

	Total		$12,850,730	(B)

Mark A. Snell	Cash Balance Plan	10	$161,315
	Supplemental Executive Retirement Plan	10	4,680,154

	Total		$4,841,469	(C)

Debra L. Reed	Cash Balance Plan	33	$926,416
	Supplemental Executive Retirement Plan	33	5,689,056

	Total		$6,615,472	(C)

Javade Chaudhri	Cash Balance Plan	7	$142,563
	Supplemental Executive Retirement Plan	7	3,751,536

	Total		$3,894,099	(B)

(A)	Based upon the assumptions used for financial reporting purposes set forth in Note 8 of the Notes to Consolidated Financial Statements contained in our Annual Report to Shareholders, except retirement age has been assumed to be the earliest time at which the executive could retire under each of the plans without any benefit reduction due to age.

Amounts shown for the Cash Balance Plan are based on the greater of the amounts payable under the plan or the sum of the present value of the accumulated benefit payable under a frozen predecessor plan plus future cash balance accruals. The amount shown for the Supplemental Executive Retirement Plan is the present value of the incremental benefit over that provided by the Cash Balance Plan.

(B)	Messrs. Felsinger, Schmale and Chaudhri, who at year-end were ages 63, 64 and 58, respectively, are eligible for early retirement benefits. Had they retired at December 31, 2010 and received their benefits under the plans as a lump sum, their early retirement benefits would have been $35,548,180 for Mr. Felsinger; $12,913,140 for Mr. Schmale; and $3,695,495 for Mr. Chaudhri.

(C)	Mr. Snell and Ms. Reed, who were each age 54 at year-end, are vested in benefits under the Cash Balance Plan but are not vested under the Supplemental Executive Retirement Plan defined benefit formula. Had their employment terminated at December 31, 2010, Mr. Snell would have received benefits of $785,713 and Ms. Reed would have received benefits of $4,842,054.

Nonqualified Deferred Compensation

Our nonqualified Employee and Director Savings Plan permits executives to elect on a year-by-year basis to defer the receipt of all or a portion of their annual salary and bonus for payment in installments or in a lump sum at a future date selected by the executive at the time of the deferral election. Deferred amounts are fully vested and earn interest at a rate reset annually to the higher of 110% of the Moody’s Corporate Bond Yield Average Rate or the Moody’s Rate plus 1% (7.40% for 2010) or, at the election of the executive, are deemed invested in investment accounts that mirror the investment accounts available under our tax-qualified 401(k) Savings Plans in which all employees may participate.

We summarize below information regarding the participation in our nonqualified deferred compensation plans by our executive officers named in the Summary Compensation Table. None of our named executive officers received any payments of nonqualified deferred compensation during the year ended December 31, 2010.

2010 Nonqualified Deferred Compensation	Executive Contributions in 2010 (A)	Company Contributions in 2010 (B)	Aggregate Earnings in 2010 (C)	Aggregate Balance at 12/31/10 (D)
Donald E. Felsinger	$199,248	$100,336	$912,440	$19,702,351
Neal E. Schmale	$50,034	$55,572	$684,616	$12,207,668
Mark A. Snell	$76,732	$34,068	$34,185	$781,501
Debra L. Reed	$318,974	$30,560	$261,274	$3,778,115
Javade Chaudhri	$36,211	$25,604	$29,001	$659,828

(A)	Executive contributions consist of deferrals of salary and bonus that also are reported as compensation in the Summary Compensation Table. However, timing differences between reporting bonus compensation in the Summary Compensation Table (which reports bonus amounts in the year for which they were earned) and related deferral dates (the date on which the bonuses would have been paid to the executive) may in any year result in lesser or greater amounts reported as executive contributions in the accompanying table than the amounts that have been included in compensation reported in the Summary Compensation Table. Executive contributions in 2010 that are also included as 2010 salary and bonus compensation reported in the Summary Compensation Table total $71,058 for Mr. Felsinger; $50,034 for Mr. Schmale; $35,722 for Mr. Snell; $35,724 for Ms. Reed; and $36,211 for Mr. Chaudhri.

(B)	Company contributions are identical to the amounts that the executive would have received under our tax-qualified 401(k) Savings Plan but for maximum dollar limitations on amounts that may be deferred under tax-qualified plans. These contributions are also reported as compensation in the Summary Compensation Table.

(C)	Earnings are measured as the difference in deferred account balances between the beginning and the end of the year minus executive and company contributions during the year. Earnings consisting of above-market interest are reported in the Summary Compensation Table. Excluding above-market interest, earnings for 2010 were $626,193 for Mr. Felsinger; $395,369 for Mr. Schmale; $23,589 for Mr. Snell; $200,612 for Ms. Reed; and $16,164 for Mr. Chaudhri. These earnings are not reported in the Summary Compensation Table.

(D)	Year-end balances consist of executive and company contributions and earnings on contributed amounts. All contributions and all earnings that consist of above-market interest have been included in the Summary Compensation Table for 2010 or prior years or would have been so included had the current reporting requirements been applicable to the executive. Such amounts that have or would have been reported in Summary Compensation Tables are $5,298,317 for Mr. Schmale; $513,360 for Mr. Snell; $2,643,783 for Ms. Reed; and $476,826 for Mr. Chaudhri. They are estimated to be no less than $9,705,709 for Mr. Felsinger.

Severance and Change in Control Benefits

We have a severance pay agreement with each of our executive officers named in the Summary Compensation Table. Each agreement is for a term of two years and is automatically extended for an additional year upon each anniversary of the agreement unless we or the executive elect not to extend the term.

The severance pay agreements provide executives with severance benefits in the event that we were to terminate the executive’s employment during the term of the agreement for reasons other than cause, death or disability or the executive were to do so for “good reason” as defined in the agreement. The nature and amount of the severance benefits vary somewhat with the executive’s position, and increased benefits are provided if the executive enters into an agreement with the company to provide consulting services for two years and abide by certain covenants regarding non-solicitation of employees and information confidentiality. Additional benefits are also provided if the termination of employment were to occur within two years of a “change in control” of the company.

The definitions of “cause” and “good reason” vary somewhat based on whether the termination of employment occurs before or after a change in control of the company. However, cause is generally defined to include a willful and continued failure by the executive to perform his or her duties to the company, and good reason is generally defined to include adverse changes in the executive’s responsibilities, compensation and benefit opportunities, and certain changes in employment location. A “change in control” is defined in the agreements to include events resulting in a change in the effective control of the company or a change in the ownership of a substantial portion of the company’s assets.

Our stock option, restricted stock, and restricted stock unit agreements provide that all stock options would become immediately exercisable and all forfeiture and transfer conditions on restricted stock and restricted stock units would immediately terminate upon a change in control of the company, whether or not accompanied or followed by a termination of the executive’s employment.

Below we summarize the benefits each of our executive officers named in the Summary Compensation Table would have been entitled to receive had we terminated his or her employment (other than for cause, death or disability) at December 31, 2010 or had the executive done so for good reason, and the benefits each executive would have been entitled to receive had the termination occurred within two years following a change in control of the company. These amounts assume the executive had entered into a two-year consulting, non-solicitation and confidentiality agreement providing for enhanced severance benefits and the enhanced benefits would not be subject to excise taxes for which the executive would be entitled to reimbursement. We also show the benefits that each executive would have been entitled to receive (accelerated vesting and exercisability of stock options and vesting of restricted stock and restricted stock units) had a change in control of the company occurred on December 31, 2010 whether or not accompanied or followed by a termination of the executive’s employment.

Severance and Change in Control Benefits	Termination of Employment by the Company Without Cause or by the Executive Officer for Good Reason		Change in Control Only
	Unrelated to a Change in Control	Change in Control	(Without Termination of Employment)
Donald E. Felsinger
Lump Sum Cash Payment (A)	$6,822,467	$10,303,233	$—
Acceleration of Existing Equity Awards (B)	—	23,986,096	23,986,096
Enhanced Retirement Benefits (C)	—	—	—
Health & Welfare Benefits (D)	47,483	78,892	—
Financial Planning (E)	50,000	75,000	—
Outplacement	50,000	50,000	—

Total	$6,969,950	$34,493,221	$23,986,096

Neal E. Schmale
Lump Sum Cash Payment (A)	$4,099,933	$6,261,167	$—
Acceleration of Existing Equity Awards (B)	—	12,019,919	12,019,919
Enhanced Retirement Benefits (C)	—	—	—
Health & Welfare Benefits (D)	37,895	64,509	—
Financial Planning (E)	50,000	75,000	—
Outplacement	50,000	50,000	—

Total	$4,237,828	$18,470,595	$12,019,919

Excise Tax Gross-Up (F)	—	—	—
Mark A. Snell
Lump Sum Cash Payment (A)	$2,679,067	$4,072,533	$—
Acceleration of Existing Equity Awards (B)	—	8,437,244	8,437,244
Enhanced Retirement Benefits (C)	—	5,278,955	—
Health & Welfare Benefits (D)	47,483	97,513	—
Financial Planning (E)	50,000	75,000	—
Outplacement	50,000	50,000	—

Total	$2,826,550	$18,011,245	$8,437,244

Excise Tax Gross-Up (F)	—	$8,102,612	—
Debra L. Reed
Lump Sum Cash Payment (A)	$1,769,800	$2,359,733	$—
Acceleration of Existing Equity Awards (B)	—	5,906,793	5,906,793
Enhanced Retirement Benefits (C)	—	4,581,423	—
Health & Welfare Benefits (D)	28,421	63,419	—
Financial Planning (E)	37,500	50,000	—
Outplacement	50,000	50,000	—

Total	$1,885,721	$13,011,368	$5,906,793

Excise Tax Gross-Up (F)	—	$4,811,412	—
Javade Chaudhri
Lump Sum Cash Payment (A)	$2,161,267	$3,248,333	$—
Acceleration of Existing Equity Awards (B)	—	5,340,961	5,340,961
Enhanced Retirement Benefits (C)	—	754,168	—
Health & Welfare Benefits (D)	47,483	99,880	—
Financial Planning (E)	50,000	75,000	—
Outplacement	50,000	50,000	—

Total	$2,308,750	$9,568,342	$5,340,961

Excise Tax Gross-Up (F)	—	$3,493,889	—

(A)	Severance payment ranging from 1.5 to two times (from two to three times following a change in control) the sum of annual base salary and the average of the last three incentive bonuses. Excludes payment of bonus earned in the year of termination.

(B)	Fair market value at December 31, 2010 of performance-based restricted stock and shares subject to performance-based restricted stock units for which forfeiture restrictions would terminate, and the difference between the fair market value at that date and the exercise price of stock options that would become exercisable. The amounts for performance-based restricted stock units include the full amount attributable to the 2007 grant that vested on January 3, 2011. These amounts are $4,675,131 for Mr. Felsinger, $2,951,795 for Mr. Schmale, $1,851,422 for Mr. Snell, $1,240,103 for Ms. Reed, and $1,304,146 for Mr. Chaudhri. Stock option amounts include those attributable to fully vested but otherwise not yet exercisable options held by retirement eligible executives. Such amounts are $748,379 for Mr. Felsinger; $351,601 for Mr. Schmale; and $156,485 for Mr. Chaudhri. For additional information regarding options held by retirement eligible executives, please see Note A to “Outstanding Equity Awards at Year-End.”

(C)	For Messrs. Snell and Chaudhri and Ms. Reed, the amount shown for termination accompanied by a change in control is the incremental actuarial value assuming that they had attained age 62, but reduced for applicable early retirement factors.

(D)	Estimated value associated with continuation of health benefits for two years (18 months for Ms. Reed) for termination unrelated to a change in control and continuation of health, life, disability and accident benefits for three years (two years for Ms. Reed) for termination accompanied by a change in control.

(E)	Estimated value associated with continuation of financial planning services for two years (18 months for Ms. Reed) for termination unrelated to a change in control, and three years (two years for Ms. Reed) for termination accompanied by a change in control.

(F)	Gross-up payment to fully reimburse the executive for excise taxes associated with change in control payments that exceed 2.99 times the executive’s five-year average compensation. The executive is not reimbursed for other taxes associated with the amounts shown in the Total line. Mr. Felsinger’s agreement was amended in 2010, at his request, to remove the excise tax gross-up provision.

Executive officers who voluntarily terminate their employment (other than for good reason) or whose employment is terminated by death or by the company for cause are not entitled to enhanced benefits.

This Notice of Annual Meeting and Proxy Statement are sent by order of the Sempra Energy Board of Directors.

Randall L. Clark

Corporate Secretary

Dated: March 16, 2011

Appendix A

Reconciliation of Sempra Energy Earnings to

Sempra Energy Earnings Excluding Sempra Commodities

Sempra Energy earnings excluding Sempra commodities is a non-GAAP financial measure (GAAP represents accounting principles generally accepted in the United States.) Since April 1, 2008, our Sempra Commodities segment has been comprised solely of earnings and activity related to Sempra Energy’s equity method investment in RBS Sempra commodities, a commodities trading joint venture with the Royal Bank of Scotland (RBS) formed from our commodities-marketing businesses previously reported in the Sempra Commodities business unit. In four separate transactions in 2010 and early 2011, Sempra Energy and RBS divested substantially all of the businesses and assets within the joint venture. Because of the impacts of these divestitures on 2010 and future periods, management believes that this non-GAAP financial performance measure provides a meaningful comparison of 2010 and prior year results of operations for Sempra Energy’s ongoing business units, as well as for future comparison in subsequent periods. Non-GAAP financial performance measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles this non-GAAP financial performance measure to Sempra Energy Earnings, which we consider to be the most directly comparable financial performance measure calculated in accordance with GAAP.

	Years ended December 31,
	2010	2009	2008	2007	2006
	($ Millions)
Sempra Energy Earnings (GAAP)	$739	$1,119	$1,113	$1,099	$1,406

Less Sempra Commodities amounts included in:
Sempra Global and parent revenues	—	—	457	2,674	3,256
Other cost of sales	—	—	(133)	(988)	(1,468)
Litigation expense	(9)	—	(53)	(58)	(10)
Other operation and maintenance	(23)	(13)	(197)	(860)	(869)
Depreciation and amortization	—	—	(6)	(26)	(25)
Gains (losses) on sale of assets	—	—	110	—	(7)
Equity (losses) earnings in RBS Sempra Commodities LLP	(314)	463	383	—	—
Other income (expense), net	1	(2)	—	—	(1)
Interest income	4	—	7	17	10
Interest expense	(5)	(7)	(22)	(48)	(72)
Income tax benefit (expense)	191	(103)	(202)	(252)	(294)
Equity earnings (losses), net of income tax	—	—	3	40	(16)

Sempra Commodities (losses) earnings	(155)	338	347	499	504

Sempra Energy Earnings Excluding Sempra Commodities	$894	$781	$766	$600	$902

DIRECTIONS

Sempra Energy Annual Meeting of Shareholders
May 13, 2011

The Balboa Bay Club and Resort
1221 West Coast Highway (Pacfic Coast Highway/Highway 1)
Newport Beach, CA 92663

Parking at the resort will be by valet only. The cost of valet parking, including gratuity, will be covered by Sempra Energy (your valet ticket will be validated upon registration with Shareholder Services).

DETAIL MAP

55
PACIFIC COAST HWY.
RIVERSIDE AVE.
TUSTIN AVE.
CLIFF DR.
1
PACIFIC COAST HWY.
NEWPORT BAY
VIA LIDO NORD

OVERVIEW MAP

5
N
405
55
JAMBOREE RD.
1

THE
BALBOA BAY
CLUB & RESORT
NEWPORT BEACH

From The North :
Take Route 5 or 405 South to 55. Take 55 freeway south to Pacific Coast Highway.
Proceed southbound on Pacific Coast Highway to the hotel, which will be on your right.
Signs/staff will direct you to the complimentary valet parking and the ballroom entrance.

From The South :
Take Route 5 to 405 North, then exit on Jamboree. Follow Jamboree south to Pacific Coast Highway.
Turn right and follow Pacific Coast Highway to the hotel, which will be on your left.
Signs/staff will direct you to the complimentary valet parking and the ballroom entrance.

ADMISSION TICKET

ADMIT ONE SHAREHOLDER AND GUEST

2011 Annual Meeting of Sempra Energy Shareholders Friday, May 13, 2011 - 10:00 a.m The Balboa Bay Club & Resort 1221 West Coast Highway Newport Beach, California

Directions to the meeting are located at the end of the Proxy Statement

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Doors will open at 9:00 A.M.

Cameras, tape recorders and similar devices will not be allowed in the meeting rooms.

YOUR VOTE IS IMPORTANT:

Even if you plan to attend the Annual Meeting in person, please vote your shares by proxy, telephone or Internet prior to the meeting.

SEMPRA ENERGY

ANNUAL MEETING OF SHAREHOLDERS --- MAY 13, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on the reverse side of this proxy card.

DONALD E. FELSINGER and JAVADE CHAUDHRI jointly or individually and with full power of substitution, are authorized to represent and vote the shares of the undersigned at the 2011 Annual Meeting of Shareholders of Sempra Energy, and at any adjournment or postponement thereof, in the manner directed on the reverse side of this card and in their discretion on all other matters that may properly come before the meeting.

This card also provides voting instructions for shares held in the Sempra Energy Direct Stock Purchase Plan and Employee Savings Plans of Sempra Energy and its subsidiaries, as applicable.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

SEMPRA ENERGY

May 13, 2011

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown to the right.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States and Canada or 1-718-921-8500 from other countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown to the right.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS: The notice of meeting, proxy statement, proxy card and annual report to shareholders are available at http://www.amstock.com/ProxyServices/Sempra.

Please detach along perforated line and mail in the envelope provided IF you are not voting by telephone or the Internet.

051311

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S).

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ITEMS 1, 2 AND 3, “1 YEAR” FOR ITEM 4 AND “AGAINST” ITEMS 5, 6 AND 7. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL LISTED NOMINEES.

1. Election of Directors:

FOR AGAINST ABSTAIN

01. Alan L. Boeckmann

02. James G. Brocksmith Jr.

03. Donald E. Felsinger

04. Wilford D. Godbold Jr.

05. William D. Jones

06. William G. Ouchi

07. Carlos Ruiz

08. William C. Rusnack

09. William P. Rutledge

10. Lynn Schenk

11. Neal E. Schmale

12. Luis M. Téllez

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 2 AND 3.

FOR AGAINST ABSTAIN

2. Ratification of Independent Registered Public Accounting Firm.

3. Advisory Vote on Executive Compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF “1 YEAR” FOR PROPOSAL 4.

1 year 2 years 3 years ABSTAIN

4. Advisory Vote on the Frequency of Advisory Votes on

Executive Compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 5, 6 AND 7.

FOR AGAINST ABSTAIN

5. Shareholder Proposal to Allow Shareholder Action by Written

Consent.

6. Shareholder Proposal Regarding Retirement Benefits.

7. Shareholder Proposal Regarding Sustainability.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.

MARK “X” HERE IF YOU WANT CONFIDENTIAL VOTING.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder Date: Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.